Exhibit 4.3

SENIOR SECURED NOTES INDENTURE

dated as of November 13, 2025

among

FOSSIL GROUP, INC.

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

7.500% SECOND-OUT SECOND LIEN SECURED SENIOR NOTES DUE 2029

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.11
(a)(2)	7.11
(a)(3)	N.A
(a)(4)	N.A
(a)(5)	7.11
(b)	7.11
311(a)	7.12
(b)	7.12
312(a)	2.06
(b)	2.06; 13.03
(c)	13.03
313(a)	7.06
(b)	11.07
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314(a)	4.06; 13.02; 13.05
(b)	11.07
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	11.07
(e)	13.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.10
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	1.05; 2.13; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.05
318(a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

* This Cross-Reference Table is not part of this Indenture.

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(continued)

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(continued)

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(continued)

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Appendix A	Provisions Relating to Notes
Appendix B	Post-Closing Matters

Form of

Exhibit A	Note
Exhibit B	Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of November 13, 2025 among Fossil Group, Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

WI T N E S S E T H

WHEREAS, the Company has duly authorized the creation of and issue of $29,824,133 aggregate principal amount of 7.500% Second-Out Second Lien Secured Senior Notes due 2029 (the “Initial Notes”); and

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.   Definitions.

“2026 Notes” means the Company’s 7.00% Senior Unsecured Notes due 2026 issued pursuant to the 2026 Notes Indenture.

“2026 Notes Indenture” means that certain indenture, dated as of November 8, 2021, among the Company, as issuer, and the 2026 Notes Trustee, as supplemented by the First Supplemental Indenture thereto, dated as of November 8, 2021, and as further amended, amended and restated, or supplemented from time to time, relating to the 2026 Notes.

“2026 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., until such time, if any, that a successor replaces such party in accordance with the applicable provisions of the 2026 Notes Indenture and thereafter means the successor serving thereunder.

“ABL Agreement” means the collective reference to (a) the ABL Credit Agreement or any other credit agreement governing the ABL Facility, (b) any Additional ABL Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been Incurred to extend, replace, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the ABL Facility (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), any Additional ABL Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder (a “Replacement ABL Agreement”). Any reference to the ABL Agreement hereunder shall be deemed a reference to any ABL Agreement then extant.

“ABL Collateral Agent” means (a) in the case of any ABL Priority Collateral owned or hereinafter acquired by any ABL Loan Party, ACF FINCO I LP (together with its successors and permitted assigns), as collateral agent for the ABL Secured Parties and (b) in the case of any Replacement ABL Agreement or any other ABL Agreement, the Person identified as such in such agreement.

“ABL Credit Agreement” means (a) that certain Credit Agreement, dated as of August 13, 2025, among the Company, certain of its Subsidiaries, the ABL Facility Administrative Agent, the ABL Collateral Agent party thereto, and the lenders parties thereto from time to time, as the same may be amended, restated, amended and restated, modified or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder), and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified or refinanced from time to time, and (if designated by the Company) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), amended, restated, amended and restated, modified or refinanced (in whole or in part) from time to time, including (if designated by the Company) by any agreement or indenture or commercial paper facility with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures increasing the amount loaned or issued thereunder expressly permitted by Section 4.09 or adding Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, (b) any other agreement, agreements, debt facility or other financing arrangement that is otherwise expressly permitted by Section 4.09 and (c) any other documents governing Indebtedness under any Additional ABL Agreement.

“ABL Creditors” means collectively, the “Lenders” and the “Secured Parties,” each as defined in the ABL Agreement or any Persons that are designated under the ABL Agreement as the “ABL Creditors” for purposes of the ABL Intercreditor Agreement.

“ABL Documents” means, collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement and the indenture, credit agreement or other agreement governing other ABL Indebtedness and ABL Security Documents related to the foregoing.

“ABL Facility” means any credit facility established by the ABL Credit Agreement and the other ABL Documents.

“ABL Facility Administrative Agent” means, initially, ACF FINCO I LP in its capacity as the administrative agent under the ABL Credit Agreement, or any successor representative acting in such capacity and any other agent or other representative under the ABL Documents.

“ABL Indebtedness” means the Obligations in respect of the ABL Facility.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Issue Date, by and among the ABL Collateral Agent, the Notes Collateral Agent, the First-Out Notes Collateral Agent, and each additional agent from time to time party thereto, and acknowledged by the grantors from time to time party thereto, as may be amended, restated, amended and restated, supplemented or replaced, in whole or in part, from time to time.

“ABL Loan Parties” means, collectively, the borrowers and guarantors from time to time party to the ABL Documents.

“ABL Obligations” means (a) all principal of and interest (including, without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the ABL Agreement or any ABL DIP Financing (as defined in the ABL Intercreditor Agreement) by the ABL Creditors, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Agreement, (c) all Swap Obligations (as defined in the ABL Intercreditor Agreement), (d) all Banking Services Obligations (as defined in the

ABL Intercreditor Agreement) and (e) all guarantee obligations, indemnities, fees, expenses (including, without limitation, all fees and disbursements of counsel to the ABL Representatives (as defined in the ABL Intercreditor Agreement) or any ABL Creditors) and other amounts payable from time to time pursuant to the ABL Documents, in each case whether or not allowed or allowable in an insolvency proceeding. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any ABL Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Notes Secured Party (as defined in the ABL Credit Agreement), receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Indenture and the rights and obligations of the ABL Secured Parties and the Notes Secured Parties (as defined in the ABL Agreement), be deemed to be reinstated and outstanding as if such payment had not occurred.

“ABL Priority Collateral” means all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, or any comparable provision in any other Bankruptcy Law, would be ABL Priority Collateral):

(1)   all Credit Card Receivables, Payment Intangibles, and all Accounts (other than Accounts which constitute identifiable proceeds of Notes Priority Collateral);

(2)   cash, Money, cash proceeds, and cash equivalents (other than cash, Money, cash proceeds and cash equivalents which constitute identifiable proceeds of Notes Priority Collateral);

(3)    all (x) Deposit Accounts (other than Notes Priority Accounts that solely contain Notes Priority Collateral) and all Money, cash, cash proceeds, checks, other negotiable instruments, funds and other evidences of payments held therein, including (to the extent owing in respect of ABL Priority Collateral) funds on account of intercompany indebtedness between or among the Note Parties or their Affiliates, (y) Securities Accounts (other than Notes Priority Accounts that solely contain Notes Priority Collateral), Security Entitlements, Financial Assets and Securities credited to such a Securities Account (other than Equity Interests of Note Parties and their Subsidiaries) and (z) Commodity Accounts (other than Notes Priority Accounts that solely contain Notes Priority Collateral or identifiable proceeds of the Notes Priority Collateral) and Commodity Contracts credited thereto, and, in each case, all cash, Money, cash proceeds, cash equivalents, checks and other property held therein or credited thereto; provided, however, that to the extent that identifiable proceeds of Notes Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, after the delivery of a Notes Cash Proceeds Notice, such identifiable proceeds (to the extent not applied to the repayment of ABL Obligations prior to the receipt of such Notes Cash Proceeds Notice), shall be treated as Notes Priority Collateral so long as such proceeds are in fact Notes Priority Collateral;

(4)    all Inventory;

(5)    all intercompany indebtedness arising from (x) intercompany advances utilizing proceeds of Loans (as defined in the ABL Credit Agreement) and (y) all intercompany indebtedness arising from intercompany transfers of items referred to in the preceding clauses (1)-(4); provided that to the extent any of the foregoing in this clause (5) also relates to Notes Priority Collateral only that portion related to the items referred to in the preceding clauses (x) through (y) shall be included in the ABL Priority Collateral;

(6)    all proceeds, receivables, products, substitutions or replacements of the Loans (as defined in the ABL Credit Agreement) and other credit extensions made under the ABL Documents;

(7)    at all times prior to the Collateral Designation Date (as defined in the ABL Credit Agreement), the Specified Collateral;

(8)    to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral, all Documents, General Intangibles (including all rights under contracts), Instruments (including the Intercompany Note Documents and other Promissory Notes), Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) and Commercial Tort Claims; provided that to the extent any of the foregoing in this clause (8) also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (7) shall be included in the ABL Priority Collateral;

(9)    to the extent relating to any of the items referred to in the preceding clauses (1) through (8) constituting ABL Priority Collateral, all Supporting Obligations and Letter-of-Credit Rights; provided that to the extent any of the foregoing in this clause (9) also relates to Notes Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (8) shall be included in the ABL Priority Collateral;

(10)    all books and Records relating to the items referred to in the preceding clauses (1) through (9) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (9) constituting ABL Priority Collateral); and

(11)    all collateral security and guarantees with respect to any of the foregoing and, subject to Section 3.7 of the ABL Intercreditor Agreement, all cash, Money, cash equivalents, insurance proceeds (including all proceeds of credit insurance and provided that with respect to, proceeds of business interruption insurance, only 50% of such proceeds of business interruption insurance shall constitute ABL Priority Collateral), receivables, products, substitutions, replacements, Instruments, Securities and Financial Assets received as proceeds or otherwise with respect to any of the foregoing (such items in this clause (11), the “ABL Priority Proceeds”).

Any capitalized term used in this definition but not otherwise defined herein shall be defined as set forth in the ABL Intercreditor Agreement.

“ABL Secured Parties” means the ABL Collateral Agent, the ABL Facility Administrative Agent, the ABL Creditors and any other holders of the ABL Obligations.

“ABL Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, Mortgages, deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company, any or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the Uniform Commercial Code) in favor of the ABL Collateral Agent, for the benefit of any of the ABL Secured Parties, in each case, as amended, amended and restated, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable ABL Documents subject to the terms of the ABL Intercreditor Agreement, as applicable.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such is merged , consolidated or amalgamated with or into such specified Person or becomes a Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional ABL Agreement” means any agreement evidencing or governing the incurrence of additional indebtedness that is permitted to be secured by the Collateral securing any ABL Indebtedness on a pari passu basis with other ABL Indebtedness and treated as an ABL Agreement pursuant to the ABL Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01 and Section 4.09, whether or not they bear the same CUSIP number as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means property (other than Excluded Property) that is intended to be Collateral acquired by the Company or a Guarantor (including property of a Person that becomes a new Guarantor after the Issue Date) that is not automatically subject to a perfected security interest under the Collateral Documents.

“Agent” means any Registrar or Paying Agent.

“Asset Disposition” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)   dispositions of assets, including by means of a merger, amalgamation, consolidation or similar transaction, by a Guarantor to the Company or by the Company or a Guarantor to a Guarantor;

(2)   dispositions of assets with an aggregate Fair Market Value equal to or less than $5,000,000 in any fiscal year (with the Fair Market Value of each such disposition being measured at the time made and without giving effect to subsequent changes in value);

(3)   (i) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business or in connection with cash management activities, (ii) a disposition of inventory or equipment in the ordinary course of business, and (iii) dispositions of obsolete, damaged, worn out or surplus assets, in each case in the ordinary course of business;

(4)   the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(5)   for purposes of Section 4.16 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Subsidiaries (but excluding any securities, notes or other obligations that are subsequently converted into cash)) or a disposition that is permitted pursuant to Section 4.08;

(6)   the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(7)   sales, discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(8)   (i) an issuance of Capital Stock by a Subsidiary to the Company or to a wholly owned Subsidiary, and (ii) the issuance by a Subsidiary of Disqualified Stock or Preferred Stock that is expressly permitted by Section 4.09;

(9)   (i) the non-exclusive licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, in each case, in the ordinary course of business and (ii) the abandonment or allowance to lapse of intellectual property which, in the case of this clause (ii), in the good faith determination of the Company is not material to the Company and its Subsidiaries, taken as a whole;

(10)   dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(11)   any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(12)   dispositions of machinery, equipment or other fixed assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days, (ii) such assets are exchanged within 180 days for machinery, equipment or other fixed assets having a Fair Market Value equal to or greater than the assets being traded in or (iii) the proceeds of such disposition are applied to the purchase price of replacement assets within 180 days;

(13)   [reserved];

(14)   sales, transfers, leases and other dispositions of intellectual property, inventory and related assets pertaining to the Michele Brand;

(15)   [reserved];

(16)   leases, subleases, licenses or sublicenses of real property granted in the ordinary course of business by the Company or any Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Subsidiary;

(17)   the disposition of any Hedging Obligation in the ordinary course of business;

(18)   dispositions in the ordinary course of business of tangible property as a part of a like kind exchange under Section 1031 of the Code; and

(19)   any other Asset Disposition that is permitted under the terms of the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof.

For the avoidance of doubt, disposition of assets, including by means of a merger, amalgamation, consolidation or similar transaction, by the Company or any Guarantor to a Subsidiary that is not a Guarantor, shall not be excluded from the definition of “Asset Disposition” unless made for bona fide business purposes and not in connection with the incurrence of Indebtedness.

“Authorized Representative” means in the case of (i) the ABL Facility or the holders of Obligations thereunder, initially, the ABL Facility Administrative Agent, (ii) the 2026 Notes or the holders thereof, the 2026 Notes Trustee, (iii) the Notes or the Holders thereof, the Trustee, (iv) the First-Out Notes or the holders thereof, the First-Out Notes Trustee and (v) in the case of any series of additional Secured Indebtedness or the holders thereof that become subject to any Intercreditor Agreement, the Authorized Representative named for such series in the applicable joinder agreement.

“Availability” shall have the meaning and be calculated as set forth in the ABL Credit Agreement (as in effect on the date of the Registration Statement).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2)   the sum of the amounts of all such payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the United Kingdom’s Insolvency Act 1986, the EU Regulation 2015/848 on insolvency proceedings (recast), the United Kingdom’s Companies Act 2006, the German Insolvency Code (Insolvenzordnung) and the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz uber Schuldbetreibung und Konkurs (SchKG)), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1)   with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors ;

(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)   with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base Overage” means when advances permitted under the Borrowing Base (including components and subcomponents thereof) and advance rates, in each case as set forth in the ABL Credit Agreement (as of the date of the Registration Statement) exceed the amount that would have been permitted under the Borrowing Base advance rates as of the date of the Registration Statement (without giving effect to any future step-downs in IP Caps or IP Advance Rates, in each case, as set forth in the ABL Credit Agreement as of the date of the Registration Statement). The Company shall promptly notify the Trustee in an Officer’s Certificate of the occurrence, and any subsequent conclusion, of any Borrowing Base Overage.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions or trust companies in New York, New York or the jurisdiction of the place of payment are authorized or required by law to close.

“Canadian Guarantor” means any Guarantor that is a Canadian Subsidiary.

“Canadian Security Agreements” means, collectively, that certain Canadian Pledge and Security Agreement, dated as of the Issue Date, among the Canadian Guarantor and the Notes Collateral Agent, and, as the context requires, any other pledge or security agreement entered into prior to, on, or after the Issue Date by any other Canadian Guarantor (as required by this Indenture or any other Note Document), as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Cash Equivalents” means:

(1)   U.S. dollars, Canadian dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros or any national currency of any participating member state of the EMU or, in the case of a Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)   marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada, the UK government, the French government or the

Hong Kong government or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada, the UK government, the French government or the Hong Kong government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(3)   marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, by the Canadian federal government, by the UK government, by the French government or by the Hong Kong government, in each case, maturing within two years after the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating agency);

(4)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank having a combined capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million, in the case of non-U.S. banks;

(5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)   bonds with an Investment Grade Rating and Preferred Stock issued by Persons with an Investment Grade Rating, including municipal bonds, corporate bonds and treasury bonds;

(7)   (i) commercial paper issued by any bank meeting the qualifications specified in clause (4) above or by the parent company of any such bank, (ii) commercial paper with a short-term commercial paper rating of at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and (iii) marketable short-term money market and similar funds having the equivalent of an Investment Grade Rating ;

(8)   interests in any money market fund substantially all of the assets of which are comprised of instruments of the type specified in clauses (1) through (7) above;

(9)   other securities and financial instruments which offer a security comparable to the instruments specified in clauses (1) through (8) above; and

(10)   in the case of any Foreign Subsidiary, investments of the type and maturity described in clauses (1) through (9) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means:

(1)   any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, amalgamation, consolidation or purchase of all or substantially all of their assets);

(2)   the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger or amalgamation of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving, continuing or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(3)   the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)   the adoption by the shareholders of the Company or any direct or indirect parent entity of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) a Person or group will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the assets and property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, other than Excluded Property, in or upon which a Lien is granted pursuant to the Collateral Documents as security for the

Obligations under this Indenture, the Notes, the Note Guarantees and any related Obligations including any Parallel Debt.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Notes Collateral Agent executed by a lessor, bailee, warehouseman or other Person in possession of Collateral, or any lessor (and any mortgagee, if applicable) of real estate leased by any Note Party.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)   the Trustee and the Notes Collateral Agent shall have received from the Company and each Subsidiary that is a Designated Subsidiary, either (i) in the case of any Person that is a Designated Subsidiary on the Issue Date, (A) in the case of the Company and each such Subsidiary that is a Domestic Subsidiary, a counterpart of this Indenture, the Intercompany Subordination Agreement and the U.S. Security Agreement, duly executed and delivered on behalf of such Person, (B) in the case of each such Subsidiary that is a Canadian Subsidiary, a counterpart of this Indenture, the Intercompany Subordination Agreement, and the applicable Canadian Security Agreements, duly executed and delivered on behalf of such Person, (C) [reserved], (D) in the case of each such Subsidiary that is a German Subsidiary, a counterpart of this Indenture, the Intercompany Subordination Agreement and the applicable German Security Agreements and, with respect to its Concentration Accounts and/or Collection Accounts (in each case, as defined in the ABL Credit Agreement) in England and Wales (if any), the applicable UK Security Agreement, duly executed and delivered on behalf of such Person, (E) in the case of each Dutch Guarantor, the applicable Dutch Security Agreements, (F) in the case of each such Subsidiary that is a Swiss Subsidiary, a counterpart of this Indenture, the Intercompany Subordination Agreement, the applicable Swiss Security Agreements, and the applicable German Security Agreements with respect to its Inventory (as defined in the ABL Credit Agreement) located in Germany, or (G) in the case of each UK Guarantor and each such Subsidiary that is a UK Subsidiary, a counterpart of this Indenture, the Intercompany Subordination Agreement and the applicable UK Security Agreements, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Issue Date, (A) a counterpart of the applicable supplemental indenture hereto duly executed and delivered on behalf of such Person, (B) instruments in the form or forms specified in the applicable Security Agreement under which such Person becomes a party to the applicable Security Agreement (or, if applicable, new Collateral Documents), duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Notes Collateral Agent and (C) all documentation and other information requested by the Trustee or Notes Collateral Agent regarding such Designated Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act;

(b)   subject to Section 4.18, the Notes Collateral Agent shall have received all such Collateral Access Agreements, Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement, duly executed by the parties thereto;

(c)   all Capital Stock of each Note Party (other than the Company), which Capital Stock shall be held directly by another Note Party, and all Capital Stock owned by or on behalf of any Note Party shall have been pledged pursuant to the applicable Security Agreement or, solely with respect to the Capital Stock of any Note Party (other than the Capital Stock of a Canadian Guarantor owned by the Company or a Domestic Guarantor), a pledge agreement governed by the laws of the jurisdiction in which such Note Party is organized and in form and substance reasonably satisfactory to the Notes Collateral Agent and, in the case of Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any CFC or CFC Holdco, in each case, that is an Excluded Subsidiary, owned directly by the Company or a Domestic Guarantor, the Company or such Domestic Guarantor’s pledge of Capital Stock entitled to vote in any such CFC or CFC Holdco to secure the Obligations in respect of the Notes shall be limited to 65%

of such voting Capital Stock (and 100% of non-voting Capital Stock), and the Notes Collateral Agent shall, to the extent required by the applicable Collateral Document, have received certificates or other instruments representing all such certificated Capital Stock, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d)   all Indebtedness of the Company and any Subsidiary that is owing to any Note Party and in a principal amount of $5,000,000 or more and all Indebtedness of any other Person in a principal amount of $1,000,000 or more shall be evidenced by a promissory note and shall have been pledged pursuant to the applicable Security Agreement, and the Notes Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; and

(e)   all documents and instruments, including UCC financing statement and PPSA registrations, required by the Collateral Documents or this Indenture with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Notes Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing and the provisions of Section 4.11, any Designated Subsidiary formed or acquired after the Issue Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 4.11. The foregoing definition and the provisions of Section 4.11 shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Note Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the First-Out Notes Collateral Agent determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or flood insurance, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Holders therefrom pursuant to analogous provisions of the First-Out Notes Indenture. Any extensions of time granted by the First-Out Notes Collateral Agent pursuant to analogous provisions of the First-Out Notes Indenture for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (d) above) or the obtaining of title insurance or, subject to the requirements of applicable law, flood insurance, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Issue Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date) shall also apply to this Indenture.

“Collateral Designation” means, solely to the extent that the Notes Obligations (as defined in the ABL Intercreditor Agreement) remain outstanding and the ABL Intercreditor Agreement is in effect, the occurrence of the following: (a) the valid exercise of the Collateral Designation Option (as defined in the ABL Intercreditor Agreement) by the First-Out Notes Collateral Agent (or to the extent there is no First-Out Notes Collateral Agent, then by the Notes Collateral Agent (acting at the direction of holders of a majority in aggregate principal amount of the then outstanding Notes)) on behalf of the participating Secured Parties pursuant to the ABL Intercreditor Agreement or (b) the Company’s election, by written notice to the ABL Facility Administrative Agent and the Notes Collateral Agent, to designate the Specified Collateral as Notes Priority Collateral instead of ABL Priority Collateral.

“Collateral Designation Conditions” means: (a) with respect to a Collateral Designation described in clause (a) of the definition thereof, the requirements to effect a Collateral Designation Date by the First-Out Notes Collateral Agent set forth in the ABL Intercreditor Agreement (it is understood and agreed by the Company and each Guarantor that upon any effective consummation of a Collateral Designation by the First-Out Notes Collateral Agent, (x) all Eligible Intellectual Property shall be removed from the Borrowing Base (as each such term is defined in the ABL Credit Agreement) and (y) the lower advance rates applicable following the Collateral Designation Date shall be effective, in each case, without any further action or consent of the Company or any Guarantor or any other Person); or (b) with respect to a Collateral Designation described in clause (b) of the definition thereof, each of the following requirements: (i) the Company shall repay the amount of the IP Advance (as defined in the ABL Credit Agreement) then outstanding, (ii) the Company shall deliver to the ABL Facility Administrative Agent an updated borrowing base certificate, giving pro forma effect to such Collateral Designation (including (x) the removal of all Eligible Intellectual Property, and (y) the lower advance rates applicable following the Collateral Designation Date), demonstrating pro forma compliance with the financial covenant in the ABL Credit Agreement, and (iii) the Payment Conditions (as defined in the ABL Credit Agreement) shall be satisfied with respect to such Collateral Designation and any related transactions in connection therewith.

“Collateral Designation Date” means, with respect to any Collateral Designation, the date that such Collateral Designation is consummated, provided that the Collateral Designation Conditions applicable thereto are satisfied on such date.

“Collateral Documents” means, collectively, the security agreements, pledge agreements, deeds of hypothec, agency agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, control agreements, debentures, and other instruments and documents executed and delivered by the Company or any Guarantor pursuant to this Indenture or any of the foregoing (including, without limitation, the financing statements under the Uniform Commercial Code of the relevant state), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Notes Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or perfected or notice of such pledge, assignment or grant is given.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the cash interest expense (including (x) imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, (y) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (z) net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Company or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to accretion or amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP:

(1)   Consolidated Net Income for such period, plus

(2)   the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(a)   income and franchise tax expense during such period,

(b)   interest expense (including, without limitation, interest expense attributable to Capital Leases Obligations and Synthetic Lease Obligations and all net payment obligations pursuant to interest Swap Obligations),

(c)   amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future),

(d)   the amount of premium payments paid by the Company or its Subsidiaries, and charges in respect of unamortized fees and expenses, in each case associated with the repayment of Indebtedness,

(e)   expenses relating to stock-based compensation plans resulting from the application of Financial Accounting Standards Board Statement No. 123R, and

(f)   one-time restructuring charges and reserves; provided that the aggregate amount added back pursuant to this clause (vi) (including in respect of the restructuring work performed by Alvarez & Marsal by their Consumer and Retail Group, but excluding one-time restructuring charges and reserves to the extent Incurred on or before December 31, 2025 in connection with the consummation of the Transactions or effectiveness of this Agreement) for any period (x) ending on or prior to January 31, 2027 shall not exceed 25% of Consolidated EBITDA for such period (prior to giving effect to any add-back pursuant to this clause (vi)) and (y) ending after January 31, 2027, shall not exceed 10% of Consolidated EBITDA for such period (prior to giving effect to any add-back pursuant to this clause (vi)), minus

(3)   interest income for such period, minus

(4)   one-time income or gains for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) cash principal payments on Indebtedness made or required to be made during such period, (c) expense for income taxes paid or required to be paid in cash during such period and (d) Restricted Payments paid in cash during such period pursuant to Section 4.08(b)(viii) and Section 4.08(b)(x) hereof and Section 6.08(a)(vii) of the ABL Credit Agreement.

“Consolidated Leverage Ratio” means, on any date, the ratio of (i) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (b) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of the Company and the Subsidiaries outstanding as of such date, determined on a consolidated basis, and (c) the aggregate obligations of the Company and the Subsidiaries as an account party in respect of drawn letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness to (ii) Consolidated EBITDA for the period of twelve consecutive Fiscal Months of the Company most recently ended for which financial statements have been delivered to the Trustee pursuant to Section 4.06.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than the Company) that is not a Subsidiary except to the extent such net income is actually paid in cash to the Company or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or any of its Subsidiaries or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), and (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Company or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

“Control Agreement” means, with respect to any Deposit Account or Securities Account of a Note Party, (a) a “springing” control agreement, executed and delivered by such Note Party, the ABL Collateral Agent, the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) and the Notes Collateral Agent or (b) for such accounts not located in the United States, an analogous document used for equivalent purposes under comparable law of such jurisdiction (including, but not limited to, a security notice), in each case, in form and substance reasonably satisfactory to the Notes Collateral Agent (it being agreed that any obligation of the Notes Collateral Agent, in its individual or corporate capacity, to indemnify a party to a Control Agreement shall not be reasonably satisfactory), and, with respect to Deposit Accounts under German law, (x) any agreement to be entered into between the Company or applicable Subsidiary as account holder, the ABL Collateral Agent and the respective account bank and the Notes Collateral Agent, or (y) a notice of pledge to be served on the respective account bank and the corresponding acknowledgement, granting sole disposal rights in favor of the Notes Collateral Agent, in each case reasonably acceptable to the Notes Collateral Agent.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facilities” means one or more debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the ABL Credit Agreement, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee of such Debt Facility).

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any Note Party.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than any payment solely in Capital Stock (other than any Capital Stock referred to in this clause (a)), in each case at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Capital Stock referred to in (a) above, in each case at any time prior to the date that is 91 days after the Stated Maturity of the Notes. Notwithstanding the foregoing, any Capital Stock that would constitute Disqualified Stock solely because holders of the Capital Stock have the right to require the issuer of such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Indenture.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Guarantor” means any Guarantor other than a Foreign Guarantor.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Domination Agreement” means a domination agreement (Beherrschungvertrag) within the meaning of Sec 291(1) of the German Stock Corporation Act (Aktiengesetz) among the Company (or any of its direct or indirect Wholly Owned Subsidiaries) and the other parties thereto.

“DTC” means The Depository Trust Company.

“Dutch Guarantor” means any Guarantor that is a Dutch Subsidiary.

“Dutch Security Agreements” means, collectively, any Dutch law pledge or security agreement entered into prior to, on, or after the Issue Date by any Note Party (as required by this Indenture or any other Note Document), as the same may be amended, restated or otherwise modified from time to time.

“Dutch Subsidiary” means any Subsidiary that is organized under the laws of the Netherlands.

“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Euro” means the single currency unit of the member states of the European Union that have the euro as their lawful currency in accordance with the EMU Legislation.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Account” means all (i) Deposit Accounts, securities accounts, futures accounts and commodity accounts (a) maintained solely as payroll or other employee wage and benefit accounts (including withholding tax payments related thereto), (b) maintained solely as sales tax accounts, (c) maintained (A) solely as escrow accounts or fiduciary or trust accounts, in each case, for the benefit of third parties, other than the Company and its Subsidiaries and their respective Affiliates and accounts otherwise held exclusively for the benefit of third parties, other than the Company and its Subsidiaries and their respective Affiliates or (B) solely to hold restricted cash as supporting obligations for guarantees permitted under this Indenture, (d) that contain solely deposits permitted by clauses (c) and (d) of the definition of “Permitted Encumbrances” in the ABL Credit Agreement, if the documents governing such deposits prohibit the granting of a lien on such deposits, (e) that are maintained solely as store accounts maintained for local deposits; provided that the entire balance (other than a nominal amount to cover fees and charges) of all such accounts is swept on the Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day) into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement (it being understood that no Concentration Account or Collection Account (each as defined in the ABL Credit Agreement as in effect on the date hereof) will be an Excluded Account as a result of this clause (e)) and (f) the entire balance of which is swept on each Business Day into one or more Deposit Accounts that are not Excluded Accounts and that are subject to a Control Agreement (it being understood that no Concentration Account or Collection Account will be an Excluded Account as a result of this clause (f)), and (ii) other Deposit Accounts, securities accounts, futures accounts or commodities accounts with an aggregate closing daily balance not in excess of $4,000,000 in the aggregate for all such Deposit Accounts, securities accounts, futures accounts or commodities accounts excluded pursuant to this clause (ii); provided that no Concentration Account, Collection Account, Deposit Account included in the Intercompany Cash Pooling Program nor the Company’s Funding Account (as defined in the ABL Credit Agreement as in effect on the date hereof) (regardless of the amount on deposit at any time in such account) shall be an Excluded Account.

“Excluded Property” means:

(1)   (x) any fee-owned real property that is (i) located outside the United States, (ii) excluded to the extent that security interests over such assets would result in material adverse tax treatment, or (iii) not Material Real Property and (y) all leasehold interests in real property (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents);

(2)   motor vehicles, aircrafts, vessels and other goods subject to certificates of title (in each case except to the extent perfection can be accomplished through the filing of UCC-1 financing statements);

(3)   letter of credit rights with a value of less than $500,000 (except to the extent (x) perfection can be accomplished through the filing of UCC-1 financing statements or (y) the Notes Collateral Agent has obtained control over such letter of credit rights or has possession of the applicable letter of credit in accordance with this Indenture) and Commercial Tort Claims with a value of less than $750,000;

(4)   pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and PPSA of any applicable jurisdiction;

(5)   [reserved];

(6)   Capital Stock in any Person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents (for so long as such Person remains a non-wholly owned Subsidiary);

(7)   any lease, permit, license (including Licenses (as defined in the ABL Security Documents)) or other agreement or any property subject to a purchase money security interest or similar arrangement permitted by this Indenture to the extent that a grant of a security interest therein would violate, invalidate, be prohibited or restricted or constitute a default under such lease, permit, license (including Licenses (as defined in the ABL Security Documents)) or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Company or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and the PPSA of any applicable jurisdiction, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or the PPSA of any applicable jurisdiction notwithstanding such prohibition; provided that, in the case of any Licenses (as defined in the ABL Security Documents), the foregoing shall only apply to Licenses (as defined in the ABL Security Documents) granted by unaffiliated third parties to the Company or any Guarantor;

(8)   “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(9)   any governmental licenses or state, provincial, territorial or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction;

(10)   any property subject to a Lien existing at the time such property was acquired that is permitted by Section 4.10 of this Indenture to the extent and for so long as such contract or other agreement in which such Lien is granted prohibits a security interest or pledge on such property, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction; and

(11)   any Excluded Accounts (other than the Deposit Accounts, securities accounts or commodities accounts referenced in clause (i)(e), (i)(f) or clause (ii) of the definition of “Excluded Accounts” (but excluding, in the case of such clause (ii), Deposit Accounts and securities accounts that participate in the Intercompany Cash Pool));

provided, however, that Excluded Property shall not include any property that is pledged to secure obligations arising in respect of the ABL Facility or the First-Out Notes Indenture (whether pursuant to the terms at such time of the foregoing or any related documents).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Company on the Issue Date or on the date such Subsidiary becomes a Subsidiary, in each case for so long as such Subsidiary remains a non-wholly owned Subsidiary, (b) any Foreign Subsidiary of the Company (subject to the immediately following sentence), (c) [reserved], (d) any CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law from providing a Guarantee of the applicable Obligations or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, (f) any Subsidiary that is a not-for-profit organization, (g) any Subsidiary that is an Immaterial Subsidiary (unless, solely in the case of a Subsidiary organized in the same jurisdiction as an existing Guarantor, the Company otherwise elects), and (h) any other Subsidiary with respect to which, in the reasonable good faith judgment of the Company, the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Holders therefrom; provided, that, for the avoidance of doubt, all Excluded Subsidiaries as of the date hereof are: Fossil (UK) Global Services LTD, Fossil Global Services India LLP, Fossil Holding, LLC, Fossil International Holdings, Inc., Fossil Services, LLC, Fossil (Gibraltar) Ltd., Katchin, Inc., Fossil Japan, Inc., Katchin GmbH, Fossil Mexico Sa de CV, Servicios Fossil Mexico, S.A. de C.V., Fossil (East) Ltd., Fossil Luxembourg Sarl, Montres Antima SA, Swiss Technology Production SA, Swiss Technology Components AG, Fossil India Private Ltd., Fossil Singapore Pte., Fossil Industries Ltd., Fossil Asia Pacific Ltd., Pulse Time Center Company, Ltd., Pulse Time Center (Shenzhen) Co., Fossil Korea Ltd., Fossil Time Malaysia Sdn. Bhd., Fossil Commercial (Shanghai) Company Ltd., Fossil Trading Shanghai Company Ltd., Fossil Commercial (Shenzhen) Co. Ltd., FDT, Ltd., Fossil (Australia) Pty., Fossil Hong Kong Ltd., Fossil Vietnam, Fossil New Zealand Limited, Fossil (Macau) Limited, Fossil Shares Services GmbH, Fossil Stores Belgium BVBA, Fossil Belgium BVBA, Fossil (Austria) GmbH, Fossil S.L.U., FESCO GmbH, Fossil Italia, S.r.l., Fossil Sweden AB, In Time Distribuicao de Relogios, Sociedad Unipessoal, Lda., Fossil Stores S.r.l., Fossil Denmark A/S, Fossil Norway AS, Fossil France S.A.S., Fossil Stores France, Fast Europe SARL, Latin America Services, Ltd, Fossil Accessories South Africa Pty. Ltd. and Fossil Poland Spolkaz Ograniczona. Notwithstanding the foregoing, (x) no Subsidiary of the Company that Guarantees the 2026 Notes (other than Fossil (UK) Global Services Ltd), the Second-Out Notes, the ABL Credit Agreement or any other Material Indebtedness of the Company or any Guarantor shall be deemed to be an Excluded Subsidiary and (y) no Subsidiary of the Company that owns or licenses (other than non-exclusive licenses from the Company or another Subsidiary granted in the ordinary course of business) any Material Intellectual Property shall be deemed to be an Excluded Subsidiary.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith (including as to the value of all non-cash assets and liabilities) ; provided that, for the avoidance of doubt, in making such determination the Company shall be entitled to consider and include in making any such determination the results of customary discounts, commissions or other similar discounts or payments pursuant to a private placement or public offering of securities.

“First-Out Notes” means the Company’s 9.500% First-Out First Lien Secured Senior Notes due 2029.

“First-Out Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent under the First-Out Notes Indenture.

“First-Out Notes Indenture” means that certain Indenture, dated as of the Issue Date, among the Company, the Guarantors, the First-Out Notes Trustee and the First-Out Notes Collateral Agent.

“First-Out Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the First-Out Notes Indenture.

“First-Out/Second-Out Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of the Issue Date, by and among the Trustee, the Notes Collateral Agent, the First-Out Notes Trustee, First-Out Notes Collateral Agent, each additional agent from time to time party thereto, and the grantors from time to time party thereto, as may be amended, restated, amended and restated, supplemented or replaced, in whole or in part, from time to time.

“Fiscal Month” means, with respect to the Company or any of its Subsidiaries, the approximately one-month period ending around the end of each month or such other applicable period, as determined from time to time by the Company in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” means the fifty–two (52) or fifty-three (53) week period beginning on the date which is one day after the end of the similar preceding period and ending on the Saturday closest to December 31st.

“Fixed Charge Coverage Ratio” means the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Unfinanced Capital Expenditures for such period minus (iii) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Company and its consolidated Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period to (b) Consolidated Fixed Charges for such period.

“Foreign Guarantor” means any Guarantor that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to the accounting period in respect of which reference to GAAP is made and applied in accordance with the consistency requirements thereof.

“German GmbH Guarantor” means any German Guarantor organized as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany.

“German GmbH & Co. KG Guarantor” means any German Guarantor organized as a limited partnership (Kommanditgesellschaft) under the laws of Germany.

“German Guarantor” means any Guarantor that is a German Subsidiary.

“German Security Agreements” means, collectively, any German law pledge or security agreement entered into prior to, on, or after the Issue Date by any Note Party (as required by this Indenture or any other Note Document), as the same may be amended, restated or otherwise modified from time to time.

“German Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Germany.

“Governmental Authority” means the government of the United States of America, Canada, Germany, Switzerland, the United Kingdom, the Netherlands, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union, the Council of Ministers of the European Union or the European Central Bank).

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person :

(1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of such Subsidiary from its Note Guarantee in accordance with this Indenture, such Subsidiary ceases to be a Guarantor.

“Guarantor Release Protection Provisions” mean (a) each of the provisions under (i) Article 10, (ii) Section 4.11 and (iii) Section 5.01, and (b) the Event of Default described in clause (9) under the definition of “Event of Default.”

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means any Subsidiary (other than a Guarantor) that, as of the last day of the most recently ended Fiscal Month of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 4.06, either individually or together with its Subsidiaries, accounted for less than (x) 5.0% of Total Assets at such date and (y) less than 5.0% of the consolidated revenues of the Company and its Subsidiaries for the most recent twelve Fiscal Month period ending on or prior to such date for which financial statements have been delivered to the Trustee under Section 4.06; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Company’s Subsidiaries designated in writing to the Trustee, by an Officer of the Company to the extent necessary to ensure that Immaterial Subsidiaries and their respective Subsidiaries, in the aggregate, accounted for, at the last day of any Fiscal Month of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 4.06, less than 5.0% of Total Assets at such date and less than 5.0% of consolidated revenues of the Company and its Subsidiaries for the twelve Fiscal Month period ending on such date for which financial statements have been delivered to the Trustee under Section 4.06.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms ”Incurred,” “Incurring” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), and (i) all Guarantees by such Person of Indebtedness of others. Notwithstanding the foregoing, Indebtedness shall not include trade payables (including any obligation owed by a Person arising out of arrangements whereby a third party makes payments for the account of such Person directly or indirectly to a trade creditor of such Person in respect of trade payables of such Person) and related accrued expenses, and related obligations owed to such third party purchaser, incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercompany Cash Pooling Program” means the physical cash pooling in-house banking program described to the ABL Facility Administrative Agent prior to the date hereof, pursuant to which Fossil Europe BV serves as the cash pool master (or in-house bank) for the Company and its applicable Subsidiaries.

“Intercompany Subordination Agreement” means the Amended and Restated Intercompany Subordination Agreement dated as of the Issue Date, by and among the Company, certain of its Subsidiaries party thereto, the ABL Facility Administrative Agent, the Notes Collateral Agent and the First-Out Notes Collateral Agent, as the same may be amended in accordance with the terms hereof and thereof.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement, the First-Out/Second-Out Intercreditor Agreement, and any other applicable intercreditor agreement in a form substantially similar to the ABL Intercreditor Agreement or First-Out/Second-Out Intercreditor Agreement, as the case may be.

“Interest Payment Date” means March 15, June 15, September 15, and December 15 of each year commencing with March 15, 2026 to the Stated Maturity of the Notes.

“Interest Period” means, with respect to any Note, the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next Interest Payment Date, with the exception that the first Interest Period with respect to any Note shall commence on and include the issue date of the applicable Notes and end on and exclude the first Interest Payment Date to occur after the issue date of the applicable Notes (the Interest Payment Date for any Interest Period shall be the interest payment date occurring on the date immediately following the last day of such Interest Period).

“Investment” means, with respect to a specified Person, any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Company)) in, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Capital Stock or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Capital Stock or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Capital Stock to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Company) of such Capital Stock at the time of the issuance thereof.

For purposes of Section 4.08:

(1)   any property transferred to or from a Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(2)   if the Company or any Subsidiary sells or otherwise disposes of any Voting Stock of any Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means November 13, 2025.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, assignment by way of security, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” shall have the meaning and be calculated as set forth in the ABL Credit Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors to perform any of their monetary obligations under the Notes, this Indenture, the Security Agreements or any Intercreditor Agreement to which it is a party, or (c) the rights of or benefits available to the Trustee, the Notes Collateral Agent or Holders under the Notes, this Indenture, the Security Agreements or any applicable Intercreditor Agreement.

“Material Indebtedness” means Indebtedness (other than letters of credit), or obligations in respect of one or more Hedging Obligations, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

“Material Intellectual Property” means intellectual property that is (i) material to the conduct of business of the Company or any of its Subsidiaries or (ii) necessary or material to permit the Notes Collateral Agent to enforce its rights and remedies under this Indenture or the Collateral Documents with respect to the Collateral, or the disposition of which would otherwise adversely affect the Net Orderly Liquidation Value Percentage (as defined in the ABL Credit Agreement as in effect on the date hereof) of any Collateral.

“Material Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned in fee by the Company or any Guarantor having a Fair Market Value at the time in excess of $2,500,000.

“Michele Brand” means all right, title, and interest in and to (i) all inventory and all molds for manufacturing finished goods; (ii) marketing assets; (iii) records; (iv) unfulfilled purchase orders, including, without limitation, the right to bill and receive payment for products subject to such unfulfilled purchase orders; (v) all intellectual property; (vi) all rights under transferred contracts; (vii) all goodwill associated with the MICHELE brand and/or the MICHELE assets; (viii) all permits required for the ownership and use of the MICHELE assets, and all pending applications therefor or renewals thereof; (ix) all machinery, equipment and tooling, whether owned or leased; and (x) all currently effective warranties, guaranties, indemnities and similar rights against third parties, if any, solely relating to the MICHELE assets (except to the extent applicable from any sale thereof), in each case used in or for the business of manufacturing, distributing and selling of timepieces under the MICHELE brand and included in an asset purchase agreement, share purchase agreement or similar agreement in connection with the sale of the Company’s MICHELE brand.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to its rating agency business.

“Mortgages” means the mortgages, land charges, debentures, deeds of hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents in legally sufficient form to secure Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, land charges, debentures, deeds of hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Assets” for the purpose of Section 10.02(a) (Limitation on Guarantor Liability relating to any German Guarantor) means a German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) assets pursuant to Section 266 sub-section (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch) less the aggregate of its liabilities pursuant to Section 266 sub-section (3) B, C, D and E of the German Commercial Code, taking into consideration the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmafiiger Buchfuhrung) based on the same principles and evaluation methods as consistently applied by the respective German Guarantor in the preparation of its financial statements.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Note Documents” means this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreements (including in each case, any amendments thereto).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Note Party” means the Company or any Guarantor.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Notes Priority Collateral” means all Collateral other than ABL Priority Collateral (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code, or any comparable provision in any other Bankruptcy Law, would be ABL Priority Collateral), including, without limitation:

(1)    all Equipment, Fixtures, Real Property, intercompany indebtedness between or among the Company and its Subsidiaries or their Affiliates (other than ABL Priority Collateral described in clause (5) of the definition thereof), and all Capital Stock held by the Note Parties and other Investment Property (other than any Investment Property constituting ABL Priority Collateral, including Investment Property described in clause 3(y) of the definition of ABL Priority Collateral);

(2)    except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and General Intangibles;

(3)    Notes Priority Accounts; provided, however, that to the extent that identifiable proceeds of ABL Priority Collateral are deposited in any such Split-Lien Priority Accounts, such identifiable proceeds shall be treated as ABL Priority Collateral;

(4)    on and after the Collateral Designation Date, Specified Collateral;

(5)    all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds); and

(6)    all collateral security and guarantees with respect to the foregoing, and all cash, Money, insurance proceeds, receivables, products, substitutions, replacements, Instruments, Securities and Financial Assets received as proceeds of any of the foregoing, but, in any event, excluding the ABL Priority Collateral (including ABL Priority Proceeds).

Any capitalized term used in this definition but not otherwise defined herein shall be defined as set forth in the ABL Intercreditor Agreement.

“Notes Collateral Agent” means Wilmington Trust, National Association, as notes collateral agent under the Note Documents, until a successor, if any, replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, provincial, territorial, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Co-President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Chief Administrative Officer, the Chief Legal Officer, the Treasurer or Assistant Treasurer or the Secretary of the Company or any other person authorized by the Board of Directors or, if the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or a Guarantor, as applicable, and delivered to the Trustee and/or the Notes Collateral Agent, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel (including an employee of or counsel to the Company) who is reasonably acceptable to the Trustee or the Notes Collateral Agent, as applicable.

“Pari Passu Secured Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Obligations under the Notes or the Note Guarantees and is secured by a Lien on the Collateral that has equal Lien priority with respect to the different categories of Collateral under the Lien priorities in any applicable Intercreditor Agreement relative to the Notes and the Note Guarantees and is senior in priority to the Liens securing any junior lien priority Indebtedness; provided, that, in each case, an Authorized Representative of such Indebtedness shall have executed a joinder to the applicable Intercreditor Agreements in the form provided therein.

“Perfection Certificate” means that certain perfection certificate dated as of the Issue Date, executed and delivered by each Note Party in favor of the Notes Collateral Agent on behalf of the Secured Parties.

“Permitted Acquisition” means the purchase or other acquisition by the Company or any Subsidiary of Capital Stock in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Capital Stock in a Person, such Person will be, upon the consummation of such acquisition, a Subsidiary, in each case including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Company or a Subsidiary; provided that (i) no Event of Default exists at the date such transaction is consummated, (ii) at the time such transaction is consummated, immediately after giving pro forma effect to such transaction (calculated as of the last day of the Fiscal Month of the Company then most recently ended for which financial statements have been delivered pursuant to Section 4.06), the Consolidated Leverage Ratio for the Company and its Subsidiaries shall not exceed 1.50:1.00, (iii) the Company shall promptly deliver information relating to such Permitted Acquisition as the Notes Collateral Agent may reasonably request, and (iv) any such acquisition or Investment shall be subject to the Shared Non-Guarantor Investments Cap.

“Permitted Investment” means an Investment:

(1)   [reserved];

(2)   [reserved];

(3)   consisting of contributions to and borrowings from the cash pool under the Intercompany Cash Pooling Program among the applicable Subsidiaries (other than the Company and Domestic Guarantors) in the ordinary course of business to fund ordinary course operational needs, including purchasing inventory, paying payroll and funding marketing initiatives; provided that (i) the Company and the Domestic Guarantors shall not participate in the Intercompany Cash Pooling Program, (ii) all amounts owing under the Intercompany Cash Pooling Program shall be subject to the Intercompany Subordination Agreement at all times, (iii) the aggregate balance at any time (to the extent positive) of (x) outstanding amounts contributed by the Company and the

Guarantors to the cash pool minus (y) outstanding amounts borrowed by the Company and the Guarantors from the cash pool (the “Net Cash Pooling Investment”) shall be subject to the Shared Non-Guarantor Investments Cap, and (iv) if a Dominion Period (as defined in the ABL Credit Agreement) has occurred and is continuing, the Company and the Guarantors shall not make any contributions to the cash pool;

(4)   Investments by the Company and the Subsidiaries in their respective Subsidiaries; provided that (i) such Subsidiaries are Subsidiaries prior to, or have been newly formed with the initial Investment therein being, such Investments and (ii) such Investments shall be subject to the Shared Non-Guarantor Investments Cap;

(5)   loans or advances made by the Company to any Subsidiary or made by any Subsidiary to the Company or any other Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 4.09(b)(8) and (ii) such loans and advances shall be subject to the Shared Non-Guarantor Investments Cap;

(6)   Guarantees by the Company or any Subsidiary of (i) the Obligations and (ii) Indebtedness or other obligations of the Company or any Subsidiary other than as specified in the foregoing clause (i) including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty; provided that, with respect to the foregoing clause (ii), such Indebtedness shall be subject to the Shared Non-Guarantor Investments Cap;

(7)   by the Company or any of its Subsidiaries, in cash or in the form of Investments that do not constitute transfers of Collateral, in an aggregate amount outstanding (as reduced by the amount of capital returned from any such Permitted Investment (exclusive of items reflected in Consolidated Net Income), which reductions may not exceed in aggregate amount the amount originally transferred in connection with any Permitted Investment hereunder), together with all other Investments pursuant to this clause (7), at the time of each such Investment not to exceed $5,000,000.

(8)   by the Company or any of its Subsidiaries in exchange for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock of the Company;

(9)   by the Company or any of its Subsidiaries in receivables owing to the Company or any Subsidiary and extensions of trade credit, deposits, prepayments and other credits to vendors, suppliers, lessors, processors, materialmen, carriers, warehousemen, mechanics and landlords made in the ordinary course of business;

(10)   by the Company or any of its Subsidiaries in payroll, commission, travel, entertainment expenses, relocation costs and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice, not to exceed, in the aggregate, $1,000,000 at any time outstanding;

(11)   Investments in cash and Cash Equivalents;

(12)   by the Company or any of its Subsidiaries as a result of the receipt of settlement of amounts due to the Company or any Subsidiary effected in the ordinary course of business;

(13)   purchases of assets in the ordinary course of business;

(14)   received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(15)   Permitted Acquisitions;

(16)   by the Company or any of its Subsidiaries in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Subsidiaries in connection with such plans;

(17)   by the Company or any of its Subsidiaries in the ordinary course of business consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; provided that such licensing, subleasing, or contributions of intellectual property must either be (i) non-exclusive or (ii) exclusive only within the granted territory;

(18)   by the Company or any of its Subsidiaries in prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(19)   by the Company or any of its Subsidiaries as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Disposition;

(20)   by the Company or any of its Subsidiaries in existence on the Issue Date or made pursuant to binding commitments existing on the Issue Date or an Investment consisting of any extension, modification or replacement of any such Investment or binding commitment existing on the Issue Date but, in each case, only to the extent not involving additional advances, contributions or other Investments or other increases thereof;

(21)   by the Company or any of its Subsidiaries in Hedging Obligations entered into in the ordinary course of business to hedge or mitigate risks to which the Company or a Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes, which transactions or obligations are Incurred in compliance with Section 4.09;

(22)   by the Company or any of its Subsidiaries in respect of Guarantees issued in accordance with Section 4.09;

(23)   Investments constituting (i) pledges and deposits made (A) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (B) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (A) above, (ii) pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and (iii) endorsements of instruments for collection or deposit in the ordinary course of business;

(24)   Investments by the Company or any of its Subsidiaries in the form of Unfinanced Capital Expenditures;

(25)   deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted under Section 4.09;

(26)   the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Investment covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness; and

(27)   any other Investment permitted under the terms of the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof.

Unless otherwise specified, for purposes of determining the amount of any Investment outstanding for purposes hereof, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

“Permitted Liens” means, with respect to any Person:

(1)   Liens securing (i) Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(4) and (ii) any Refinancing Indebtedness in respect thereof (and any subsequently Incurred Refinancing Indebtedness in respect of any such Refinancing Indebtedness) provided, that the Liens incurred pursuant to this clause (1) may rank senior to the Liens securing the Notes pursuant to the terms of the applicable Intercreditor Agreement;

(2)   pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(3)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(4)   Liens imposed by law for taxes that are not yet delinquent or (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) for which the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation;

(5)   pledges and deposits made to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6)   easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and similar encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or the ordinary operation of such real property;

(7)   Liens securing Indebtedness permitted to be incurred under (i) clause (1) (provided, that such Liens shall be junior to the Liens on the Notes Priority Collateral securing the Notes and shall be subject to the ABL Intercreditor Agreement), (ii) clause (2) (provided, that such Liens shall be subject to the First-Out/Second-Out Intercreditor Agreement), and (iii) clause (11), in each case, of Section 4.09(b);

(8)   Liens existing on the Issue Date and other Liens securing Indebtedness Incurred in reliance on Section 4.09(b)(5), subject to the Lien priorities in any applicable Intercreditor Agreement;

(9)   customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC or PPSA in respect of payment items in the course of collection;

(10)   Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(11)   Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company, or of a Non-Guarantor Subsidiary owing to the Company or another Subsidiary;

(12)   Liens securing Refinancing Indebtedness Incurred to refinance, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (7), (8), (16), (36), (39), (40) and this clause (12) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced; provided, further, that any such Liens shall rank equal to or junior to the Liens securing Indebtedness being refinanced or Incurred in compliance with this Indenture pursuant to the terms of the applicable Intercreditor Agreements, if applicable, or any other intercreditor agreement that is substantially similar to such Intercreditor Agreements (in the case of any Liens with a junior lien priority, with any ABL Indebtedness and the Notes being treated as senior priority obligations thereunder), as applicable, in all cases subject to the Lien priorities in any applicable Intercreditor Agreement;

(13)   Liens in connection with the sale or transfer of any Capital Stock or other assets in a transaction permitted under Section 4.16 and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(14)   leases, subleases, licenses or sublicenses of real property granted by the Company or any Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Subsidiary;

(15)   judgment Liens in respect of judgments that do not constitute an Event of Default;

(16)   Liens securing Indebtedness permitted to be incurred under Section 4.09(b)(7);

(17)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18)   bankers’ liens upon deposits of funds in favor of banks or other depository institutions (including any right of pledge or right of set-off arising under the general banking conditions of any bank in relation to deposit accounts maintained in the Netherlands), solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(19)   any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Issue Date prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, amalgamation or consolidation), (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary (other than, in the case of any such merger, amalgamation or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(20)   [reserved];

(21)   Liens arising from precautionary UCC or PPSA financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(22)   Liens securing (i) Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(21) and (ii) any Refinancing Indebtedness in respect thereof (and any subsequently Incurred Refinancing Indebtedness in respect of any such Refinancing Indebtedness) provided, that the Liens incurred pursuant to this clause (22) may rank senior to the Liens securing the Notes pursuant to the terms of the applicable Intercreditor Agreement;

(23)   [reserved];

(24)   any interest or title of an owner of equipment or inventory on loan or consignment, or in connection with any conditional sale, title retention or similar arrangement for the sale of goods to the Company or any Subsidiary, in each case in the ordinary course of business of the Company and its Subsidiaries, and Liens arising from precautionary UCC financing statement filings related thereto;

(25)   [reserved];

(26)   Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(27)   the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown in right of Canada or any province thereof of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(28)   Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers, credit card processors or merchant service providers for mobile or digitized payment methods to secure obligations of the Company or such Subsidiary, as the case may be, to any such credit card issuer, credit card processor, or merchant service provider incurred in the ordinary course of business as a result of fees, charges, expenses and chargebacks;

(29)    (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(30)   Liens arising from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness issued pursuant to an indenture, but only if such defeasing or discharging of Indebtedness is not prohibited under this Agreement; provided that such Lien covers proceeds in an aggregate amount necessary solely to defease or discharge the principal, interest, premium, if any, and, if required by the terms of the relevant indenture, fees, costs and expenses due in connection with the defeasance of such Indebtedness;

(31)   Liens arising from real property title defects or irregularities which are of a minor nature and which do not materially detract from the value of the real property or impair the use thereof in the ordinary conduct of business;

(32)   other Liens that are contractual rights of setoff;

(33)   in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Capital Stock in any Person that is not a Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights related to Capital Stock in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(34)   Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(35)   Liens securing Hedging Obligations permitted to be incurred pursuant to Section 4.09(b)(22);

(36)    any Lien on assets of any Foreign Subsidiary (other than a Foreign Guarantor) securing Indebtedness of such Foreign Subsidiary (other than a Foreign Guarantor) permitted by Section 4.09(b)(6)(ii) and obligations relating thereto not constituting Indebtedness;

(37)   Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable;

(38)   Liens on amounts deposited to secure obligations in connection with pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV);

(39)   Deposits of cash collateral securing letters of credit permitted under Section 4.09(b)(19);

(40)   any other Liens permitted under the terms of the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof; and

(41)   in addition to the items referred to in clauses (1) through (40) above, Liens securing Indebtedness of the Company and its Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Liens securing Indebtedness pursuant to this clause (41) at any one time, does not exceed $10,000,000.

“Person” means any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Note Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code (Quebec)) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prior Claims” means (a) all liabilities and obligations of any Canadian Guarantor secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Liens securing the Obligations, including claims for utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), as amended, excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar taxes under provincial or territorial law), the claims of a laborer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or 81.4 of the Bankruptcy and Insolvency Act (Canada)), amounts due and not paid for inventory subject to rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or other applicable law (generally known as the “30-day goods rule”), vacation pay, severance pay, employee source deductions, workers’ compensation obligations or pension fund obligations (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to, a Canadian pension plan, any Canadian pension laws and any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to any Canadian pension plan, including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall); and (b) with respect to any German Guarantor, any reserve for amounts secured by any liens or other security interests whatsoever, choate or inchoate, which rank or are capable of ranking in priority to the liens granted to secure or for other claims and/or deductions for the Obligations, including without limitation, any such amounts due and not paid for wages, or vacation pay, severance pay, employee deductions, income tax, insolvency costs, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), sales tax and pension obligations.

“Rating Agency” means each of S&P and Moody’s, or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 1, June 1, September 1, and December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred in exchange or replacement for, or to refund, refinance, replace, exchange, renew, repay, prepay, purchase, redeem, defease, retire or extend (including pursuant to any defeasance or discharge mechanism) (collectively, ”refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including additional Indebtedness Incurred to pay premiums (including tender premiums), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness or Incurred in connection with a repurchase, redemption or similar transaction, whether by tender offer, open market purchases, negotiated transactions or otherwise, in each case including by exchange offers and private exchanges; provided, however, that:

(1)   the Stated Maturity of such Refinancing Indebtedness shall not be earlier than that of the Indebtedness being refinanced;

(2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay fees, premiums or costs with respect to the instruments governing such existing Indebtedness or tender premiums, defeasance costs, accrued interest and fees and expenses in connection with any such refinancing);

(4)   if the Indebtedness being refinanced is Subordinated Obligations, Guarantor Subordinated Obligations, or otherwise subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is Subordinated Obligations, Guarantor Subordinated Obligations, or subordinated in right of payment to the Notes or the Note Guarantees, respectively, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(5)   if the Indebtedness being refinanced is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Indebtedness being refinanced (and if the Indebtedness being refinanced is unsecured, the Refinancing Indebtedness Incurred in respect of such Indebtedness may not be secured with any Liens);

(6)   Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor;

(7)   Refinancing Indebtedness shall not be Guaranteed or secured by additional guarantors or collateral, respectively, relative to the refinanced Indebtedness; and

(8)   Refinancing Indebtedness shall not have a greater ranking or payment priority than the Indebtedness being refinanced.

“Registration Statement” means the registration statement on Form S-3 and/or S-4 dated September 9, 2025, as may be amended or supplemented, registering certain of the Notes described herein under the Securities Act.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“S&P” means S&P Global Ratings or any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries secured by a Lien.

“Secured Parties” means the Trustee, the Notes Collateral Agent, the Holders and each other Person who is owed any portion of the Obligations under this Indenture.

“Securities Account” means all “securities accounts” as such term is defined in the UCC or the PPSA, as applicable.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, individually and collectively as the context may require, the U.S. Security Agreement, the Canadian Security Agreements, the Dutch Security Agreements, the German Security Agreements, the Swiss Security Agreements and the UK Security Agreements.

“Shared Non-Guarantor Investments Cap” means that the sum of (i) the aggregate amount of Investments by (x) the Company and the Guarantors in, and loans and advances by the Company and the

Guarantors to, and Guarantees by the Company and the Guarantors of Indebtedness and other obligations of, Subsidiaries that are not Guarantors and (y) the Company and the Domestic Guarantors in, and loans and advances by the Company and the Domestic Guarantors to, and Guarantees by the Company and the Domestic Guarantors of Indebtedness and other obligations of, Foreign Guarantors, in each case of this clause (i), pursuant to clauses (4), (5) and (6) of the definition of “Permitted Investments”, (ii) solely to the extent positive, the Net Cash Pooling Investment, and (iii) the aggregate amount of consideration paid by the Company and the Guarantors in connection with Permitted Acquisitions of Subsidiaries that do not become Guarantors, shall not exceed $10,000,000 at any time outstanding.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Subsidiaries on the Issue Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Specified Collateral” means that portion of the Collateral consisting of Intellectual Property Collateral (as defined in the ABL Intercreditor Agreement).

“Specified Indebtedness” means Subordinated Obligations, Guarantor Subordinated Obligations, unsecured Indebtedness, and Indebtedness secured on a junior basis to the Liens securing the Obligations in respect of the Notes.

“Specified Jurisdiction” means any of Canada, Germany, the Netherlands, Switzerland, England and Wales.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (1) any corporation, unlimited liability company, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates,

currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swiss Guarantor” means any Guarantor incorporated and organized under the laws of Switzerland or which is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Security Agreements” means, collectively, any Swiss law governed security agreement entered into prior to, on, or after the Issue Date by any Note Party (as required by this Agreement or any other Note Document), as the same may be amended, restated or otherwise modified from time to time.

“Swiss Subsidiary” means any subsidiary of the Company incorporated and organized under the laws of Switzerland or which is considered to be tax resident in Switzerland for Swiss Withholding Tax purpose.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. A Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company as of the last day of the most recent Fiscal Month of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 4.06 as adjusted to any pro forma event occurring pursuant to the terms of this Indenture since such date.

“Transaction Support Agreement” means that certain Transaction Support Agreement dated August 13, 2025, among the Company, certain of its subsidiaries and the supporting noteholders party thereto.

“Transactions” means those certain transactions contemplated by the Transaction Support Agreement and Registration Statement.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor, if any, replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UK Guarantor” means any Guarantor that is a UK Subsidiary.

“UK Security Agreements” means, collectively, (a) that certain English law all asset security agreement, dated as of the Issue Date, among the UK Guarantors and the Notes Collateral Agent and (b) any other English law pledge or security agreement (including any supplemental agreement or accession agreement in respect of a UK Security Agreement) entered into prior to, on, or after the Issue Date by any other Note Party (as required by this Indenture or any other Note Document), as the same may be amended, restated or otherwise modified from time to time.

“UK Subsidiary” means any Subsidiary of the Company incorporated in England and Wales.

“Unfinanced Capital Expenditures” means capital expenditures (a) not financed with the proceeds of any incurrence of long-term Indebtedness (other than the incurrence of any loans, Capital Lease Obligations or Synthetic Lease Obligations) or the proceeds of any sale or issuance of Capital Stock or equity contributions, and (b) that are not reimbursed by a third person (excluding the Company or any Guarantor or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement. For the avoidance of doubt, Unfinanced Capital Expenditures shall include capital expenditures financed with the proceeds of any loans, Capital Lease Obligations or Synthetic Lease Obligations.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Pledge and Security Agreement, dated as of the Issue Date, between the Company, the Domestic Guarantors and the Notes Collateral Agent, and, as the context requires, any other pledge or security agreement entered into after the Issue Date by the Company or any Domestic Guarantor (as required by this Agreement or any other Note Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

Section 1.02.   Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(b) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Auditor’s Determination”	10.02(a)
“Authentication Order”	2.03(c)
“Bondholder Call”	4.06(c)
“Capital Impairment”	10.02(a)
“Change of Control Offer”	4.15(a)

Term	Defined in Section

“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(a)(2)
“Clearstream”	1.1(a) of Appendix A
“Commission”	1.04
“Corresponding Debt”	13.20(b)
“Covenant Defeasance”	8.03(a)
“Definitive Notes Legend”	2.2(e)(i) of Appendix A
“Distribution Compliance Period”	1.1(a) of Appendix A
“Enforcement of Claims”	10.02(a)
“ERISA Legend”	2.2(e) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.16(c)
“Expiration Date”	1.05(j)
“Global Note”	2.1(a) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(a) of Appendix A
“Indenture Currency”	13.21(b)
“indenture securities”	1.04
“indenture security holder”	1.04
“indenture to be qualified”	1.04
“indenture trustee” or “institutional trustee”	1.04
“Judgment Currency”	13.21(b)
“Legal Defeasance”	8.02(a)
“Management Notification”	10.02(a)
“Note Register”	2.04(a)
“obligor”	1.04
“Parallel Debt”	13.20(a)
“Parallel Debt Undertaking”	13.20(a)
“Paying Agent”	2.04(a)
“PDF”	13.16
“Premises”	11.06(a)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.04(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(a) of Appendix A
“Regulation S Global Notes Legend”	2.2(e) of Appendix A
“Relevant Asset”	10.02(a)
“Restricted Notes Legend”	2.2(e) of Appendix A
“Restricted Payment”	4.08(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(a) of Appendix A
“Separated Notes”	2.01
“United States”	1.1(a) of Appendix A
“Unrestricted Global Note”	1.1(a) of Appendix A
“U.S. person”	1.1(a) of Appendix A

Section 1.03.   Rules of Construction.

Unless the context otherwise requires:

(1)   a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein, and a term used herein that is defined in the Trust Indenture Act, either directly or by reference therein, shall have the meaning assigned to it therein;

(2)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)   “or” is not exclusive;

(4)   words in the singular include the plural, and words in the plural include the singular;

(5)   provisions apply to successive events and transactions;

(6)   unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7)   the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8)   “including” means including without limitation;

(9)   references to sections of, or rules under, the Securities Act or the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10)   unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11)   in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04.   Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act as applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture upon and after, but not before, the qualification of this Indenture under the Trust Indenture Act.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rules under the Trust Indenture Act have the meanings so assigned to them.

Section 1.05.   Acts of Holders.

(a)   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.05.

(b)   The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him or her the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.

(c)   The ownership of Notes shall be proved by the Note Register.

(d)   Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)   The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.02.

(f)   The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01, (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 13.02.

(g)   Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)   Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)   The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)   With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.02, on or prior to both the existing and the new Expiration Date. If an

Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.06.   Quebec Interpretive Provisions.

For purposes of the interpretation or construction of this Indenture pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Collateral Document) and for all other purposes pursuant to which the interpretation or construction of any other Collateral Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prete-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or “rank”, as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (credit-bail)” and (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Quebec.

Section 1.07.   [Reserved].

Section 1.08.   Dutch Terms

As used in this Indenture, where it relates to a Dutch Guarantor, a reference to: (i) organizational documents means the deed of incorporation (akte van oprichting), an up-to-date and certified copy of the articles of association (statuten), a copy of any (board or other) regulation (bestuursreglement) and an up-to-date extract of the Dutch Chamber of Commerce (Kamer van Koophandel); (ii) a necessary corporate or other organizational action where applicable includes without limitation: (A) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (B) obtaining an unconditional positive advice, from the competent works council(s) (ondernemingsraad); (iii) any Lien and any security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (zakelijk recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (iv) a bankruptcy, insolvency, liquidation, winding up, or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (v) a moratorium includes (voorlopige) surseance van betaling and granted a moratorium includes (voorlopige) surseance verleend; (vi) a trustee, includes a curator and a liquidator includes a curator; (vii) an administrator includes a bewindvoerder, a beoogd bewinvoerder, a herstructureringsdeskundige or an observator; (viii) a receiver or an administrative receiver does include a curator or bewindvoerder; (ix) any “procedure or step” taken in connection with insolvency proceedings includes a Dutch Guarantor having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); (x) an attachment includes a beslag; (xi) a director includes a managing director (bestuurder) and board of directors includes a managing board (bestuur); (xii) a reorganization includes statutory proceedings for the restructuring of debt (akkoordprocedure) under the Dutch Bankruptcy Act (Faillissementswet); (xiii) a director includes a managing director (bestuurder) and board of directors includes a managing board (bestuur) and (xiv) a “subsidiary” includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code (Burgerlijk Wetboek). Where “the Netherlands” or “Dutch” is referred to it refers only to the European part of the Kingdom of the Netherlands and its laws respectively.

Section 1.09.   German Terms

As used in this Indenture, where it relates to a German Guarantor, a reference to: (i) gross negligence includes grobe Fahrlässigkeit; (ii) negligence includes Fahrlässigkeit; (iii) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security; (iv) a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst); (v) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung); and (vi) an administrator includes an insolvency administrator (Insolvenzverwalter) and insolvency trustee (Sachwalter).

ARTICLE 2

THE NOTES

Section 2.01.   Amount of Notes.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $29,824,133.

The Company may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.09(b) and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 2.10, 3.04, 3.06, 4.15(b)) or Appendix A (the “Appendix”)), there shall be (a) established in or pursuant to a resolution of the board of directors of the Company and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)   the aggregate principal amount of such Additional Notes to be authenticated and delivered under this Indenture;

(2)   the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)   if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Note or a nominee thereof.

Section 2.02.   Form and Dating; Terms.

Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated into and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

If any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes. Any Additional Notes may be issued with the benefit of one or more supplemental indentures to this Indenture.

Section 2.03.   Execution and Authentication.

(a)   At least one Officer shall execute the Notes on behalf of the Company by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that office or is no longer authorized to represent the Company at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)   A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)   On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time (but subject to Section 2.01), the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d)   The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e)   The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $29,824,133 (comprised of one or more Global Notes), (2) subject to the terms of this Indenture, Additional Notes, and (3) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes.

Section 2.04.   Registrar and Paying Agent.

(a)   The Company shall maintain at least one office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co- registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)   The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

(c)   Neither the Trustee nor any Agent shall have responsibility or liability for actions taken or not taken by the Depositary.

Section 2.05.   Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest paid in cash on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest paid in cash on the Notes, and shall notify the Trustee of any default by the Company in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, and upon accounting for any funds disbursed, a Paying Agent shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06.   Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(b). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.07.   Transfer and Exchange.

(a)   The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)   Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(c)   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(d)   Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and, upon receipt of a written order of the Company signed by an Officer of the Company, the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(e)   At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and, upon receipt of a written order of the Company signed by an Officer of the Company, Trustee shall authenticate and deliver, the replacement Global Notes or Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A so long as the requirements of this Indenture are satisfied.

(f)   All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.08.   Replacement Notes.

(a)   If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and, upon receipt of a written order of the Company signed by an Officer of the Company, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the New York UCC are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the New York UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. Such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee or (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note is an additional obligation of the Company.

(b)   The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09.   Outstanding Notes.

(a)   The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.08, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those described in this Section 2.09 as not outstanding and those that are subject to Legal Defeasance or Covenant Defeasance as provided in Article 8. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)   If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a “protected purchaser”, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)   If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)   If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10.   Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in actually relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.11.   Temporary Notes.

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and, upon receipt of a written order of the Company signed by an Officer of the Company, the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.12.   Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Evidence of the disposal of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13.   Defaulted Interest.

(a)   If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing (which notice may be electronic) of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.13. The Company shall fix such special record date and payment date. At least 15 days before such special record date, the Company shall mail (or send electronically to DTC, in the case of Global Notes) to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest, and interest payable on defaulted interest, if any, to be paid. The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this sentence, such manner of payment shall be deemed practicable by the Trustee.

(b)   Subject to the foregoing provisions of this Section 2.13 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.14.   CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, CUSIP or ISIN numbers shall be used in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing (which notice may be electronic) of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01.   Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate (which may be withdrawn prior to the date such notice of redemption is given) setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Notwithstanding the notice requirements in Section 3.03, if the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes to be redeemed, shall be set forth in an Officer’s Certificate of the Company delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02.   Selection of Notes to Be Redeemed or Purchased.

(a)   If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (2) if the Notes are not so listed, on a pro rata basis, by lot in accordance with the Applicable Procedures or by such other method as the Trustee in its sole discretion deems to be fair and appropriate. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

(b)   The Trustee shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1.00 and integral multiples of $1.00 in excess thereof; provided that no Notes of $1.00 in principal amount or less shall be redeemed or purchased in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c)   After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Indebtedness to the extent not redeemed or not purchased, shall be issued in the name of the Holder upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03.   Notice of Redemption.

(a)   The Company shall send or deliver by electronic transmission in accordance with the Applicable Procedures, or cause to be sent (or delivered by electronic transmission in accordance with the Applicable Procedures) notices of redemption of Notes not less than 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article 3 at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12. Except as set forth in Section 3.07(f), notices of redemption may not be conditional. Notices to the Trustee may be given by email in PDF format.

(b)   The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)   the redemption date;

(2)   the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(d), the notice need not set forth the redemption price but only the manner of calculation;

(3)   if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)   the name and address of the Paying Agent;

(5)   that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)   that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)   the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)   that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)   if applicable, any condition to such redemption.

(c)   At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04.   Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(f)). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05.   Deposit of Redemption or Purchase Price.

(a)   No later than 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit with the Trustee or with the applicable Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date. The applicable Paying Agent shall promptly distribute to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)   If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase whether or not such Notes are presented for payment, and the Holders of such Notes shall have no further rights with respect to such Notes except the right to receive such payment of the redemption price and accrued and unpaid interest, if any, on such Notes upon surrender of such Notes. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06.   Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum principal amount of $1.00 and integral multiples of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07.   Optional Redemption.

(a)   [reserved].

(b)   [reserved].

(c)   [reserved].

(d)   The Company may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03, at the redemption price of 100.000% (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable date of redemption.

(e)   Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)   Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(g)   The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08.   Mandatory Redemption.

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09.   [Reserved].

Section 3.10.   [Reserved].

ARTICLE 4

COVENANTS

Section 4.01.   Payment of Notes.

(a)   The Company will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b)   The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Laws) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post- petition interest in any proceeding under any Bankruptcy Laws) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.   Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04.

Section 4.03.   Taxes.

The Company and the Guarantors shall pay or cause to be paid all taxes required to have been paid by it (including in its capacity as withholding agent), except (a) any taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Company or such Guarantor has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect

Section 4.04.   Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05.   Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company, unlimited liability company or other existence of any of its Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided further that this Section 4.05 does not prohibit any transaction otherwise permitted by Section 4.16.

Section 4.06.   Reports and Other Information.

(a)   The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods specified above unless the SEC will not accept such a filing (in which case the Company shall deliver to the Trustee with written instructions to deliver to the Holders (in lieu of filing with the SEC) within the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in the rules and regulations under the Exchange Act), but in such event the reports specified in the preceding sentence shall not be required to contain certain disclosures relating to the Company’s controls and procedures, corporate governance, code of ethics, director independence, market for the Company’s equity securities and executive compensation. the Company will not take any action for the purpose of causing the SEC not to accept any such filings. For purposes of this Section 4.06, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the holders of the Notes as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website. The Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.

(b)   Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). Notwithstanding the foregoing, (i) the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to the preceding paragraph and (ii) the Company will not be obligated to provide to the Trustee or the Holders or make available to prospective purchasers of the Notes any materials for which it has sought and received confidential treatment by the SEC. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)   In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to the preceding paragraphs, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management for the benefit of the beneficial owners of the Notes, securities analysts and market making financial institutions (any such call, a “Bondholder Call”); provided that, so long as the Company holds quarterly conference calls for investors of its Common Stock, it shall not be required to hold Bondholder Calls. If the Company holds any Bondholder Call, no fewer than five calendar days prior to the date such Bondholder Call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such Bondholder Call for the benefit of beneficial owners of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such Bondholder Call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such Bondholder Call.

Section 4.07.   Compliance Certificate.

(a)   The Company and each Guarantor (to the extent that such Guarantor is so required under the Trust Indenture Act) will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b)   When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company will promptly (which shall be within ten Business Days following the date on which the Company becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Section 4.08.   Limitation on Restricted Payments.

(a)   The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to:

(1)   declare or pay any dividend or make any distribution (whether made in cash, securities or other property) with respect to any Capital Stock in the Company or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Capital Stock in the Company or any Subsidiary;

(2)   purchase, redeem, retire or otherwise acquire for value, including in connection with any merger, amalgamation or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company;

(3)   make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Specified Indebtedness, other than Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by any other Guarantor permitted under Section 4.09(b); or

(4)   make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) of this Section 4.08(a) (other than any exception thereto) shall be referred to as a “Restricted Payment”).

(b)   The provisions of Section 4.08(a) will not prohibit:

(i)   payments of or in respect of Specified Indebtedness solely by issuance of Capital Stock (other than Disqualified Stock) of the Company;

(ii)   refinancings of Specified Indebtedness with the proceeds of Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.09;

(iii)   dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or convert its Capital Stock into, or otherwise acquire its Capital Stock solely in exchange for, other Capital Stock (other than Disqualified Stock);

(iv)   payment of secured Specified Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets securing such Indebtedness;

(v)   dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this covenant;

(vi)   any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Capital Stock, or make other Restricted Payments in respect of its Capital Stock, in each case ratably to the holders of such Capital Stock (or, if not ratably, on a basis more favorable to the Company and the Subsidiaries);

(vii)   so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Restricted Payments (excluding non-cash Restricted Payments consisting of Collateral and excluding any acquisitions of the 2026 Notes) in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (7), not to exceed

$5,000,000 (with the Fair Market Value of each Restricted Payment being measured at the time made and without giving effect to subsequent changes in value);

(viii)   payments of regularly scheduled interest and principal payments as and when due and mandatory prepayments in respect of any Specified Indebtedness and expenses and indemnity in respect of such Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ix)   any payment in cash in lieu of the issuance of fractional shares of the Company’s Capital Stock representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company;

(x)   so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may purchase Capital Stock from its or its Subsidiaries’ employees in connection with the satisfaction of any such employee’s tax withholding obligations pursuant to employee benefit plans, and payments of any corresponding amounts to the appropriate Governmental Authority, in an aggregate amount not to exceed $1,000,000 during any Fiscal Year;

(xi)   (i) Restricted Payments by the Company and each Subsidiary to the Company or any Subsidiary that is a Guarantor or (ii) Restricted Payments by any Subsidiary that is not a Guarantor to the Company or any Subsidiary; or

(xii)   the exchange of 2026 Notes into First-Out Notes permitted pursuant to Section 4.09;

(xiii)   the purchase, repurchase, redemption, defeasance or acquisition or retirement of the 2026 Notes prior to their maturity; or

(xiv)   any Restricted Payment permitted under the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment (without giving effect to subsequent changes in value) of the assets or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

Section 4.09.   Limitation on Indebtedness.

(a)   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness).

(b)   The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1)   the incurrence by the Company or the Guarantors of Indebtedness under (x) the ABL Facility or one or more other Credit Facilities, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $180,000,000, and (ii) a borrowing base equal to the sum of (1) 90.0% of the face amount of all credit card receivable owned by the Company and the Subsidiaries as of the end of the most recent Fiscal Month preceding the date of determination, (2) 90.0% of the face amount of all other accounts receivable owned by the Company and the Subsidiaries as of the end of the most recent Fiscal Month preceding the date of determination, (3) 100.0% of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the Fiscal Month preceding the date of determination, and (4) 70% of the appraised value of intellectual property (determined based on most recent appraisal of such intellectual property); provided that any reductions in the IP Cap and/or IP Advance Rate, in each case, as set forth in the ABL Credit Agreement, shall not reduce amount of availability available under this clause (ii), and (y) any Refinancing Indebtedness in respect of the ABL Facility or any other Credit Facilities referred to in the foregoing clause (x); provided, that Indebtedness incurred pursuant to this clause (1) is subject to the ABL Intercreditor Agreement or any other applicable Intercreditor Agreement;

(2)   Indebtedness of the Company and its Subsidiaries under the Notes issued on the Issue Date;

(3)   Indebtedness of the Company and its Subsidiaries under the 2026 Notes in existence on the Issue Date;

(4)   (i) Indebtedness of the Company represented by the First-Out Notes issued on the Issue Date, (ii) Indebtedness consisting of additional First-Out Notes issued following the Issue Date to Consenting Noteholders (as defined in the First-Out Notes Indenture) in exchange for 2026 Notes pursuant to, and in compliance with the terms of, the Transaction Support Agreement, (iii) Indebtedness consisting of the PIK Notes (as defined in the First-Out Notes Indenture) issued following the Issue Date in connection with a Borrowing Base Overage, and (iv) Indebtedness of any Guarantor represented by a Guarantee of the First-Out Notes;

(5)   Indebtedness of the Company and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18), (19), (20), (21), (22), (23) and (24) of this Section 4.09(b)), provided that any amounts of any such Indebtedness paid down in connection with any purchases, repurchases, redemptions or otherwise (other than in connection with a substantially concurrent refinancing by way of Refinancing Indebtedness) shall be reduced from any amount of Indebtedness Incurred under this clause (5) that would otherwise be permitted to be Incurred using Refinancing Indebtedness;

(6)   (i) Guarantees incurred in compliance with Permitted Investments (other than clause (22) of the definition thereof), and (ii) Indebtedness of Foreign Subsidiaries (other than Foreign Guarantors) in an aggregate principal amount not to exceed $12,500,000 (inclusive of lines of credit of Foreign Subsidiaries existing on the Issue Date) at any time outstanding; provided that such Indebtedness under this clause (ii) shall not be Guaranteed by, or secured by any property of, any Domestic Subsidiary or Guarantor;

(7)   Indebtedness of the Company or any Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (7) shall not exceed $5,000,000 at any time outstanding;

(8)   Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary, (ii) any such Indebtedness owing by (x) the Company or a Guarantor to a Subsidiary that is not a Guarantor or (y) the Company or a Guarantor to another Guarantor, except to the extent owing by a Domestic Guarantor to another Domestic Guarantor, shall, in each case be unsecured and subordinated in right of payment to the Notes pursuant to the Intercompany Subordination Agreement, and (iii) any such Indebtedness shall be permitted under the definition of “Permitted Investments” (other than pursuant to clause (22) of the definition thereof);

(9)   Indebtedness Incurred by the Company or its Subsidiaries in respect of workers’ compensation claims, health, disability, unemployment insurance, social security laws or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money), in each case, in the ordinary course of business;

(10)   Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earn-out, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company, any business, assets or Capital Stock of a Subsidiary or any other acquisition or disposition, in each case, permitted under the terms of this Indenture;

(11)   Indebtedness in an aggregate principal amount not to exceed $20,000,000, together with any Refinancing Indebtedness in respect thereof; provided that such Indebtedness is issued for cash;

(12)   the Incurrence by the Company or any Subsidiary of Refinancing Indebtedness that serves to refinance any Indebtedness Incurred as permitted under clauses (2), (3), (4), (5), (20), (21) and (23) and this clause (12) of this Section 4.09(b);

(13)   Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14)   Indebtedness of the Company or any Guarantor in respect of surety bonds (whether bid performance or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(15)   Indebtedness incurred under leases of real property in respect of tenant improvements;

(16)   obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, in-transit cash services, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services, supply chain finance services and other cash management services;

(17)   Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case, in the ordinary course of business;

(18)   Indebtedness consisting of (i) the financing of insurance premiums and (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(19)   Indebtedness in respect of letters of credit, including any Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed $5,000,000 at any time outstanding pursuant to this clause (19).

(20)   (A) Indebtedness of the Company or any Subsidiary assumed in connection with any Permitted Acquisition so long as (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition and (ii) at the time such Indebtedness is incurred by the Company and/or its Subsidiaries, immediately after giving pro forma effect to such Incurrence and any related financing transactions (calculated as of the last day of the Fiscal Month of the Company then most recently ended for which financial statements have been delivered pursuant to Section 4.06), the Consolidated Leverage Ratio for the Company and its Subsidiaries does not exceed 1.50:1.00;

(21)   Indebtedness consisting of Super Priority Notes (as defined in the First-Out Notes Indenture) issued following the Issue Date pursuant to the terms of the First-Out Notes Indenture;

(22)   Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business to hedge or mitigate risks to which the Company or a Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(23)   any other Indebtedness permitted to be Incurred under the terms of the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof; and

(24)   in addition to the items referred to in clauses (1) through (23) above, Indebtedness of the Company and its Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (24) and then outstanding, will not exceed $15,000,000 at any time outstanding; provided that the aggregate principal amount of such Indebtedness that is either secured or has a maturity date prior to the Stated Maturity of the Notes, shall not exceed $10,000,000 at any time outstanding.

For purposes of determining compliance with this covenant:

(1)   in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b), the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 4.09(b) and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 4.09(b);

(2)   if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to such Debt Facility and such other Indebtedness shall not be included; and

(3)   except as provided in clause (2) of Section 4.09(b), Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10.   Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien upon any of its property or assets (including Capital Stock of Subsidiaries) now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, in each case, other than Permitted Liens.

Section 4.11.   Future Guarantors.

(a)   The Company will cause (i) each Non-Guarantor Subsidiary that, on the Issue Date or any time thereafter, becomes a borrower or Guarantees the Obligations under the 2026 Notes (other than Fossil (UK) Global Services Ltd.), the First-Out Notes or the ABL Facility and (ii) each Non-Guarantor Subsidiary that, on the Issue Date or any time thereafter, Guarantees any other Indebtedness for borrowed money of (a) the Company or any Guarantor or (b) any Non-Guarantor Subsidiary (and with respect to sub-clause (ii)(b), only to the extent such Indebtedness exceeds $2,500,000), to promptly execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture to this Indenture, the form of which is attached hereto as Exhibit C, pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including additional interest, if any) in respect of the Notes on a senior basis and all other Obligations under this Indenture, in each case, subject to the Collateral and Guarantee Requirement.

(b)   Each Subsidiary that becomes a Guarantor on or after the Issue Date will also become a party to the applicable Collateral Documents and the applicable Intercreditor Agreements and will as promptly as practicable execute and deliver such joinder documents, security instruments, and financing statements, and, with respect to any Material Real Property, Mortgages, opinions of counsel, surveys and title insurance policies as required under Section 11.06, under this Indenture and Collateral Documents to the extent, and substantially in the form, delivered on the Issue Date or, if later, on the date first delivered (but no greater scope) as may be necessary to vest in the Notes Collateral Agent a perfected security interest with the priority described in any applicable Intercreditor Agreement, in each case, subject to no Liens other than Permitted Liens and otherwise in the manner and to the extent set forth in the Collateral Documents and this Indenture and, subject to the terms of the applicable Intercreditor Agreements, in the properties and assets of such new Guarantor constituting Collateral as security for the Notes or the Note Guarantees, and thereupon all provisions of this Indenture and the applicable Intercreditor Agreements relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c)   The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees of the ABL Facility or Pari Passu Secured Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a preference, fraudulent conveyance or fraudulent transfer under federal or state law or any applicable foreign law.

(d)   Each Note Guarantee of a Guarantor shall be released in accordance with the provisions of Section 10.06.

Section 4.12.   Limitation on Restrictions on Distributions From Subsidiaries.

(a)   The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(1)   pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)   make any loans or advances to the Company or any Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Subsidiary to other Indebtedness Incurred by the Company or any Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)   sell, lease or transfer any of its property or assets to the Company or any Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

(b)   The provisions of Section 4.12(a) will not prohibit encumbrances or restrictions existing under or by reason of:

(1)   contractual encumbrances or restrictions pursuant to the ABL Facility, the Second-Out Notes Indenture, the Second-Out Notes, the 2026 Notes Indenture and the 2026 Notes, and documentation related thereto and other agreements or instruments in effect at or entered into on the Issue Date;

(2)   this Indenture, the Notes, the Note Guarantees, the Collateral Documents, and the Intercreditor Agreements;

(3)   any agreement or other instrument of a Person acquired by the Company or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4)   any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.12(b) or this clause (4);

(5)   in the case of clause (3) of Section 4.12(a), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6)   purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations and Synthetic Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.12(a) on the property so acquired;

(7)   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8)   restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers, lessors or landlords or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(9)   any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Subsidiary in the ordinary course of business and consistent with past practices;

(10)   restrictions on cash, Cash Equivalents or other deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom, performance and appeal bonds or other obligations of a like nature (including standby letters of credit or completion guarantees), in each case in the ordinary course of business;

(11)   encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(12)   any customary provisions in partnership agreements, limited liability company agreements, joint venture agreements, other similar agreements and related governance documents entered into in the ordinary course of business;

(13)   to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries; and

(14)   other Indebtedness Incurred or Preferred Stock issued by a Subsidiary permitted to be Incurred pursuant to the provisions of Section 4.09 that, in the good faith determination of the Company, are not more restrictive with respect to encumbrances and restrictions of the nature described in clauses (1), (2) and (3) of Section 4.12(a), taken as a whole, than those applicable to the Company in this Indenture, the Second-Out Notes Indenture, the ABL Facility, or the 2026 Notes and the 2026 Notes Indenture on the Issue Date (which results in encumbrances or restrictions at a Subsidiary level comparable to those applicable to the Company).

Section 4.13.   [Reserved].

Section 4.14.   Transactions with Affiliates.

(a)   The Company will not, and will not permit any of its Subsidiaries to sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (an “Affiliate Transaction”), except:

(1)   transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that, (x) a majority of the disinterested members of the board of directors (or disinterested members of any similar governing body) of the Company shall have adopted a resolution or otherwise authorized an action to approve any transaction permitted under this clause (1) that is in excess of $5,000,000 and (y) an independent fairness opinion shall have been issued by a reputable investment bank or other third party selected by the Company in good faith affirming the fairness of any transaction permitted under this clause (1) that is in excess of $25,000,000;

(2)   transactions between or among the Company and the Subsidiaries not involving any other Affiliate; and

(3)   any Permitted Investment or any Restricted Payment permitted by Section 4.08;

(4)   the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Company or any Subsidiary, as determined by the board of directors of the Company in good faith; and

(5)   any other transaction permitted under the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof.

Section 4.15.   Offer to Repurchase Upon Change of Control.

(a)   Subject to the provisions of any applicable Intercreditor Agreement, if a Change of Control occurs, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 100.000% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a record date to receive any interest due on the Change of Control Payment Date. Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07, the Company will mail a notice of such Change of

Control Offer to each Holder or otherwise send notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1)   that a Change of Control Offer is being made, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise sent in accordance with the applicable procedures of DTC) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 100.000% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the applicable record date to receive interest due on the Change of Control Payment Date);

(2)   the purchase date (which shall be no later than three Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”);

(3)   if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control; and

(4)   the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or otherwise delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b)   On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)   accept for payment all Notes or portions of Notes (in integral multiples of $1.00) validly tendered and not validly withdrawn pursuant to the Change of Control Offer, provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $1.00, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $1.00;

(2)   deposit with the Paying Agent (or, if the Company or any Subsidiary is acting as Paying Agent, segregate and hold in trust) an amount sufficient to make the Change of Control Payment in respect of all Notes or portions of Notes so validly tendered and not validly withdrawn; and

(3)   deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c)   The applicable Paying Agent will promptly mail (or otherwise send in accordance with the applicable procedures of DTC) to each Holder so tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of a company order, will promptly authenticate and mail (or otherwise send in accordance with the applicable procedures of DTC) (or cause to be transferred by book-entry) to each

Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel will be required for the Trustee to authenticate and mail or send such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

(d)   If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date. Unless the Company defaults in the payment of the Change of Control Payment, interest will cease to accrue on the Notes or portions thereof purchased on the Change of Control Payment Date.

(e)   The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (2) the Company has exercised its right to redeem all of the Notes in accordance with Section 3.07. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time such Change of Control Offer is made.

(f)   The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(g)   If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company pursuant to Section 4.15(e), purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 100.000% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

(h)   Other than as specifically provided in this Section 4.15, any purchase pursuant to this Section 4.15 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.16.   Asset Dispositions.

(a)   The Company will not, and will not permit any of its Subsidiaries to, cause or make any Asset Disposition unless:

(1)   the Company or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)   75% of the consideration from such Asset Disposition received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (and with respect to any securities, notes or other obligations received by the Company or any Subsidiary from the transferee that are Cash Equivalents, only to the extent such instruments are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition); and

(3)   to the extent that any consideration received by the Company or any Subsidiary in such Asset Disposition constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets are added to the Collateral securing the Notes and the Note Guarantees, as applicable, in the manner and to the extent required by this Indenture or any of the Collateral Documents with the Lien on such Collateral securing the Notes and the Note Guarantees, as applicable, being of the same priority with respect to the Notes and the Note Guarantees, as applicable, as the Lien on the assets disposed of in the Asset Disposition.

Section 4.17.   [Reserved].

Section 4.18.   Deposit Accounts.

Each Note Party shall within 30 days (or in the case of Deposit Accounts in Germany and Switzerland, the time period set forth in the German Security Agreements and Swiss Security Agreements, respectively) after the Issue Date or, if opened following the Issue Date, within 30 days (or in the case of Deposit Accounts in Germany and Switzerland, the time period set forth in the German Security Agreements and Swiss Security Agreements, respectively), of the opening of such Deposit Account (other than an Excluded Account) or the date any Person that owns such Deposit Account becomes a Note Party hereunder, execute and deliver, and cause each relevant depository institution to execute and deliver, to the Notes Collateral Agent a Control Agreement or other control arrangement satisfactory to the Notes Collateral Agent for each Deposit Account (other than any Excluded Account) of such Note Party.

Section 4.19.   [Reserved].

Section 4.20.   Collateral and Guarantee Requirement.

(a)   The Company, each Note Party and each Subsidiary of the Company not constituting an Excluded Subsidiary shall have satisfied the Collateral and Guarantee Requirement by or on the Issue Date; provided that to the extent that the Collateral and Guarantee Requirement (other than the execution of the Collateral Documents, delivery of Uniform Commercial Code or PPSA financing statements with respect to perfection of security interests in all assets of the Note Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code or the PPSA of any applicable jurisdiction, delivery of intellectual property security agreements in form for filing with the USPTO, USCO and the Canadian Intellectual Property Office and the delivery of possessory collateral) cannot be satisfied by or on the Issue Date and are not satisfied as of the Issue Date after the Company has used commercially reasonable efforts to do so, such unsatisfied requirements shall be required to be satisfied as promptly as practicable after the Issue Date and in any event within the period specified therefor in Appendix B.

(b)   The Company shall have delivered to the Notes Collateral Agent on the Issue Date, (i) a completed Perfection Certificate dated as of the Issue Date and signed by an Officer of each of the Company and each Note Party, together with all attachments contemplated thereby and (ii) results of (x) searches of the Uniform Commercial Code filings (or equivalent filings, including PPSA filings) and (y) bankruptcy, judgment, tax and intellectual property lien searches requested by the Trustee, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Trustee that the Liens indicated by such financing statements (or other documents) are permitted by hereunder or have been or will be released in connection with the issuance of the Notes on the Issue Date.

(c)   Subject to clauses (a) and (b) above, each document (including any UCC, PPSA (or similar) financing statement and intellectual property security agreements required by any Collateral Document or under applicable requirements of law to be filed, registered or recorded in order to create in favor of the Notes Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document (unless such Collateral Document provides for any such requirement to be provided at a later point in time), shall be in proper form for filing, registration or recordation and the Trustee have made arrangements for such filing, registration or recordation.

ARTICLE 5

SUCCESSORS

Section 5.01.   Merger, Consolidation or Sale of All or Substantially All Assets.

(a)   The Company will not consolidate with or merge with or into or wind up into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)   (a) the Company is the surviving Person or (b) if the Company is not the surviving Person, then the surviving Person formed by such consolidation or merger to the Person to which such assets are so sold, assigned, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and any such other surviving Person shall execute and deliver to the Trustee a supplemental indenture expressly assuming the Company’s obligations under the Notes and this Indenture;

(2)   to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the Company are assets of the type that would constitute Collateral under the Collateral Documents, the Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Collateral Documents in the manner and to the extent required in this Indenture or the applicable Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Collateral Documents;

(3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)   immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Consolidated Leverage Ratio for the Company and its Subsidiaries does not exceed 1.00:1.00;

(5)   each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of Section 5.01(b) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to the surviving Peron’s obligations under this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreements; and

(6)   the Company shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, winding-up or disposition, and such supplemental indenture and any other supplemental agreements comply with this Indenture.

(b)   Notwithstanding clause (4) of Section 5.01(a), to the extent that the Company is the surviving Person:

(1)   the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to any Subsidiary, and any Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company, so long as no Capital Stock of the Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Subsidiary that merges into the Company, the Company will not be required to comply with Section 5.01(a)(6); and

(2)   the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Subsidiaries is not increased thereby.

(c)   The Company shall not permit any Guarantor to consolidate with, amalgamate with or merge with or into or wind up into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1)   (A)   if such entity remains a Guarantor, the resulting, surviving, continuing or transferee Person (if not such Guarantor) shall expressly assume, by a supplemental indenture hereto and the applicable Collateral Documents in a form reasonably satisfactory to the Trustee and/or the Notes Collateral Agent, as applicable, all the obligations of such Guarantor under its Guarantee;

(B)   to the extent any assets of the Person who is merged, consolidated or amalgamated with or into the successor Guarantor are assets of the type that would constitute Collateral under the Collateral Documents, the successor Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Collateral Documents in the manner and to the extent required in this Indenture or the applicable Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Collateral Documents;

(C)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(D)   the Company will have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, winding-up or disposition and such supplemental indenture and any other supplemental agreements comply with this Indenture; or

(2)   in the event the transaction results in the release of the Guarantor’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16.

(d)   For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

(e)   Notwithstanding anything to the contrary in this Section 5.01, any consolidation with or merger with or into or winding up into, or sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets, in one or more related transactions, to any Person by the Company or a Guarantor that is otherwise permitted under the terms of the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof, shall be permitted under this Indenture.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01.   Events of Default.

(a)   Each of the following is an “Event of Default”:

(1)   default in any payment of interest on any Note when due, continued for 30 days;

(2)   default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon mandatory or optional redemption, upon required repurchase, upon declaration or otherwise;

(3)   [reserved];

(4)   failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Article 4 (in each case, other than (A) a failure to purchase Notes, which constitutes an Event of Default under Section 6.01(a)(2), or (B) a failure to comply with Section 4.06 which constitutes an Event of Default under Section 6.01(a)(5));

(5)   failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Indenture or the Notes;

(6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(A)   is caused by a failure to pay principal of, or interest or premium, if any, at the final maturity of such Indebtedness; or

(B)   results in the acceleration of such Indebtedness prior to its maturity;

and, in each case of this clause (6)(ii), the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10,000,000 or more;

(7)   one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Company or any Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(8)   (i) the Company or a Significant Subsidiary or any group of Subsidiaries (excluding any Immaterial Subsidiaries) that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Laws:

(A)   commences proceedings to be adjudicated bankrupt or insolvent;

(B)   consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Laws; provided that any of the foregoing actions shall not constitute a Default if this would constitute a breach of section 44 of the German Act on the Stabilisation and Restructuring Framework for Business (StaRUG);

(C)   consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor sequestrator, administrator or other similar official of it or for all or substantially all of its property;

(D)   makes a general assignment for the benefit of its creditors; or

(E)   generally is not paying its debts as they become due;

(ii)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Laws that:

(A)   is for relief against the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B)   appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor, sequestrator, administrator or other similar official of the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary; or

(C)   orders the liquidation, dissolution or winding up of the Company, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9)   any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(10)   with respect to any Collateral having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be a valid and perfected Lien (perfected as or having the priority required by the Collateral Documents and this Indenture) and in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and such failure continues for 60 days and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations or the application thereof, or from the failure of the Notes Collateral Agent (or the applicable controlling collateral agent pursuant to the applicable Intercreditor Agreement) to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Collateral Documents or (B) the Company or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries), would constitute a Significant Subsidiary asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such Person fails to rescind such assertion within 60 days.

However, a Default under clauses (4) and (5) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of this Section 6.01(a) after receipt of such notice.

(b)   In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1)   the default triggering such Event of Default pursuant to clause (6) of Section 6.01(a) shall be remedied or cured by the Company or a Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2)   (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02.   Acceleration.

(a)   If an Event of Default (other than an Event of Default described in clause (8) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b)   If an Event of Default under clause (8) of Section 6.01(a) occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)   The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

(d)   [Reserved].

Section 6.03.   Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding anything to the contrary in Section 6.02 of this Indenture or any other provision of this Indenture or the Notes, the sole remedy with respect to an Event of Default due to the Company’s failure to comply with the requirements under Section 4.01 of this Indenture, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such Event of Default and (2) 0.50% for calendar days 91 through 180 after such Event of Default. On the 181st day after such Event of Default, if such violation is not cured or waived, the Trustee or the Holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If the Company elects to pay such additional interest, it shall notify the Trustee and the Holders of the Notes by certificate of the Company’s election at any time on or before the close of business on the first Business Day following the Event of

Default. No additional interest shall be due or payable due to the occurrence of an Event of Default other than with respect to such failure to comply with reporting requirements.

Section 6.04.   Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1)   a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with a Change of Control Offer); and

(2)   a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 6.02, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.   Control by Majority.

Subject to the terms of the applicable Intercreditor Agreements, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee and the Notes Collateral Agent, as the case may be, may refuse to follow any direction that conflicts with law, this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the applicable Intercreditor Agreements, or that the Trustee or the Notes Collateral Agent determines in good faith is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee has no obligation to make such determination) or that would, in its or its counsel’s opinion, lead the Trustee or the Notes Collateral Agent to expend its own funds or expose it to liability (financial or otherwise). For the avoidance of doubt, the Trustee and the Notes Collateral Agent may refrain from acting in accordance with any instructions of Holders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in this Indenture and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

Section 6.06.   Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreements) unless:

(1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)   the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)   such Holders have offered, and if requested provided, the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)   the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.   Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08.   Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their agents and counsel.

Section 6.09.   Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10.   Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11.   Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12.   Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee or Notes Collateral Agent and its agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13.   Priorities.

Subject to the terms of the Collateral Documents and the Intercreditor Agreements with respect to any proceeds of Collateral, if the Trustee collects any money or property pursuant to this Article 6, pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or the Intercreditor Agreements or any money or other property distributable in respect of any Guarantor’s Guaranteed Obligations under this Indenture after an Event of Default, it shall pay out the money and property in the following order:

(1)   to the Trustee and the Notes Collateral Agent, their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, reasonable expenses and liabilities incurred, and all advances made, by the Trustee and to the Notes Collateral Agent for the costs and expenses incurred under the Collateral Documents and the Intercreditor Agreements;

(2)   to Holders of Notes for amounts due and unpaid on such Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, and interest, respectively; and

(3)   to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 13.02.

Section 6.14.   Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE AND COLLATERAL AGENT

Section 7.01.   Duties of Trustee and Notes Collateral Agent.

(a)   If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)   With respect to the Trustee, except during the continuance of an Event of Default, and at all times with respect to the Notes Collateral Agent:

(1)   the duties of the Trustee and the Notes Collateral Agent shall be determined solely by the express provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and the Trustee and the Notes Collateral Agent need perform only those duties that are specifically set forth in this Indenture, the Collateral Documents and the Intercreditor Agreements and no others, and no implied covenants or obligations shall be read into this Indenture or other Note Documents against the Trustee and the Notes Collateral Agent; and

(2)   in the absence of bad faith on its part, the Trustee and the Notes Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Notes Collateral Agent and conforming to the requirements of this Indenture, the Collateral Documents and the Intercreditor Agreements. However, in the case of any such certificates or opinions which by any provision hereof or the Collateral Documents or the Intercreditor Agreements are specifically required to be furnished to the Trustee or the Notes Collateral Agent, as applicable, the Trustee or the Notes Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Collateral Documents and the Intercreditor Agreements, as applicable (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)   Neither the Trustee nor the Notes Collateral Agent may be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)   this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)   neither the Trustee nor the Notes Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved in a court of competent jurisdiction that the Trustee or the Notes Collateral Agent was negligent in ascertaining the pertinent facts;

(3)   neither the Trustee nor the Notes Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4)   no provision of this Indenture shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise incur any liability (financial or otherwise) in the performance of any of its duties hereunder and the Trustee and Notes Collateral Agent shall not be required to take any action that, in their opinion or the opinion of its counsel, may be contrary to any Note Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Laws.

(d)   Neither the Trustee nor the Notes Collateral Agent shall be liable for any acts or omissions, except for such losses, damages or expenses which have been finally adjudicated by a court of competent jurisdiction to have directly resulted from the Trustee’s or the Notes Collateral Agent’s gross negligence or willful misconduct, as the case may be.

(e)   Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents and the Intercreditor Agreements, as applicable, that in any way relates to the Trustee or the Notes Collateral Agent is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f)   Neither the Trustee nor the Notes Collateral Agent shall (i) have any duty to take any discretionary action or to exercise any discretionary power, or (ii) be under any obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements at the request or direction of any of the Holders unless such Holders have offered, and if requested provided, to the Trustee or the Notes Collateral Agent, as applicable, security or indemnity reasonably satisfactory to the Trustee or the Notes Collateral Agent (as applicable) against any loss, liability or expense (which may be greater in extent than that contained in the applicable Note Document and which may include payment in advance).

(g)   Neither the Trustee nor the Notes Collateral Agent shall be liable for interest on any money received by it except as the Trustee or the Notes Collateral Agent may agree in writing with the Company. Money held in trust by the Trustee or the Notes Collateral Agent need not be segregated from other funds except to the extent required by law.

Section 7.02.   Rights of Trustee and Notes Collateral Agent.

(a)   Each of the Trustee and the Notes Collateral Agent may conclusively rely upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. Neither the Trustee nor the Notes Collateral Agent need investigate any fact or matter stated in the document, but the Trustee and the Notes Collateral Agent, as applicable, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Notes Collateral Agent,

as applicable, shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)   Before the Trustee or the Notes Collateral Agent acts or refrains from acting, it may (but is not obliged to) require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Notes Collateral Agent may consult with counsel or other professionals retained or consulted of its selection and the advice of such counsel, professional or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)   Each of the Trustee and the Notes Collateral Agent may act through its attorneys and agents and shall not be responsible for the acts or omissions of any agent or attorney appointed with due care.

(d)   Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Collateral Documents or the Intercreditor Agreements.

(e)   Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f)   Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee or the Notes Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee or the Notes Collateral Agent, as applicable, at the Corporate Trust Office of the Trustee or the Notes Collateral Agent, as applicable, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(g)   In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)   The rights, privileges, protections, immunities and benefits given to each of the Trustee and the Notes Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each of the Trustee and the Notes Collateral Agent in each of its capacities hereunder and under the Collateral Documents and the Intercreditor Agreements, and by, the Agents and each other agent, custodian and other Person employed to act hereunder or thereunder.

(i)   [Reserved].

(j)   The Trustee and the Notes Collateral Agent may request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreements, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)   Neither the Trustee nor the Notes Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)   Neither the Trustee nor the Notes Collateral Agent:

(1)   shall be accountable for the use or application by any Person of disbursements properly made by the Trustee or the Notes Collateral Agent in conformity with the provisions of this Indenture, the Notes or the Collateral Documents or of moneys received from the Company or the Guarantors; or

(2)   shall be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(m)   Neither the Trustee nor the Notes Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other Collateral Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Collateral Document. Neither the Trustee nor the Notes Collateral Agent shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Notes Collateral Agent pursuant to the Collateral Documents or (ii) enable the Trustee or the Notes Collateral Agent to exercise and enforce its rights under the Collateral Documents with respect to such pledge and security interest. In addition, neither the Trustee nor the Notes Collateral Agent shall have any responsibility or liability (i) in connection with the acts or omissions of the Company or any Guarantor in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(n)   Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against any prior parties or any other rights pertaining thereto and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.

(o)   The permissive rights of the Trustee or the Notes Collateral Agent to do things enumerated in this Note Documents shall not be construed as a duty and, with respect to such permissive rights, neither the Trustee nor the Notes Collateral Agent shall be answerable for other than its gross negligence or willful misconduct.

(p)   Neither the Trustee nor the Notes Collateral Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.

Section 7.03.   Individual Rights of Trustee and Notes Collateral Agent.

The Trustee or the Notes Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or the Notes Collateral Agent.

However, in the event that the Trustee acquires a conflicting interest within the meaning of Trust Indenture Act Section 310(b) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the Trust Indenture Act) or resign. Any Agent may do the same with like rights and duties or resign. The Trustee is also subject to Section 7.10 and Section 7.11.

Section 7.04.   Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or the Notes Collateral Agent, as the case may be, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05.   Notice of Defaults.

If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee or the Trustee is informed of such occurrence by the Company, the Trustee will mail or deliver by electronic transmission to each Holder a notice of the Default within 90 days after obtaining such knowledge or being notified by the Company. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06.   Reports by Trustee to Holders of the Notes.

(a)   Within 60 days after each April 15, beginning with April 15, 2026 and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

(b)   A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each national securities exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Company shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom.

Section 7.07.   Compensation and Indemnity.

(a)   The Company and the Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Collateral Documents and the Intercreditor Agreements as the parties shall agree in writing from time to time. Neither the Trustee’s nor the Notes Collateral Agent’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and respective counsel. The Trustee and the Notes Collateral Agent shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.

(b)   The Company and the Guarantors, jointly and severally, shall indemnify each of the Trustee, any predecessor Trustee, the Notes Collateral Agent and any predecessor Notes Collateral Agent and their directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and hold the Indemnified Parties harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee and the Notes Collateral Agent)) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the Collateral Documents and the Intercreditor Agreements (including the reasonable costs and expenses of enforcing this Indenture, the Collateral Documents and the Intercreditor Agreements against the Company or any Guarantor, court costs and any sworn translation costs and together with any applicable VAT)) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). Each of the Trustee and the Notes Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct or gross negligence.

(c)   The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent.

(d)   To secure the payment obligations of the Company and the Guarantors in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)   When the Trustee and the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Laws.

(f)   The Trustee will comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08.   Appointment of the Notes Collateral Agent.

(a)   Each Holder, by accepting and holding a Note (including by accepting a Note following transfer from another Holder), shall be deemed to have consented and agreed to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of the Collateral and authorizing the Notes Collateral Agent to enter into any Collateral Document on its behalf)

as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

(b)   In respect of the Dutch Security Agreements and the Collateral governed by Dutch law, the Notes Collateral Agent shall act in its own name and as creditor in its own right under the Parallel Debt as referred to in Section 13.20 of this Indenture for the benefit of the Trustee (acting for the benefit of the Holders).

(c)   The Notes Collateral Agent shall act in accordance with the powers given to it by law and by the Non-ABL Agreements.

(d)   The Notes Collateral Agent hereby accepts the appointments under Sections 7.08(b) and (c).

(e)   The Notes Collateral Agent shall solely act in its capacity as Notes Collateral Agent or for itself (as secured party).

(f)   Any change of Notes Collateral Agent appointed pursuant to this Section 7.08 shall be made in accordance with Section 7.08.

(g)   The Trustee (acting on behalf and for the benefit of the Holders):

(1)   [reserved]

(2)   irrevocably authorises, empowers and directs the Notes Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically entrusted to it under the Notes Documents, together with any other rights, powers and discretions which are incidental thereto; and

(3)   acknowledges and confirms that the Notes Collateral Agent is entitled to take any step to protect the interests of the Secured Parties; however, the Notes Collateral Agent shall not be bound to make the filing of any proof of claim for the benefit of the Trustee (acting on behalf and for the benefit of the Holders), unless otherwise agreed between the Notes Collateral Agent and the Trustee.

(h)   Without limiting the limiting the generality of the foregoing, by its acceptance of any Notes, each Holder irrevocably appoints and authorizes the Notes Collateral Agent:

(i)   in relation to the Collateral being subject to the German Security Agreements, to (A) hold, administer and realise such Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Trustee and the Holders; and (B) hold (with regard to its own rights under the Parallel Debt), administer, and realise any such Collateral that is pledged (verpfändet) or otherwise transferred to the Notes Collateral Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent in the name of and for and on the behalf of the Trustee and the Holders, and in its own name on the basis of the Parallel Debt in accordance with the provisions of the Intercreditor Agreement;

(ii)   to: (A) accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of the Trustee and/or such Holder in connection with the German Security Agreements and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security Agreements or any other agreement related to such Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security; (B) execute on behalf of itself and the Trustee and the Holders where relevant and without the need for any further referral to, or authority from, the Trustee and the Holders or any other person all necessary releases of any such Collateral being subject to the German Security Agreements or any other agreement related to such Collateral; (C) realize such Collateral in accordance with the German Security Agreements or any other agreement securing such Collateral; (D) make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such Collateral or the German Security Agreements or any other agreement securing the Collateral; (E) take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and (F) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Trustee and the Holders under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto in accordance with the provisions of the Intercreditor Agreement;

(iii)   to act as its agent (Stellvertreter), and, to the extent possible, releases the Notes Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Notes Collateral Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(i)   Without limiting the generality of the foregoing, by its acceptance of any Notes, each Holder irrevocably appoints and authorizes the Notes Collateral Agent:

(i)   in relation to each of the Swiss Security Agreements pursuant to which Liens of a non-accessory (akzessorische) nature is granted (each a “Swiss Non-Accessory Security Agreements”), to hold and administer and, as the case may be, release and realize any such Lien (including any and all benefits in connection with any Swiss Non-Accessory Security Agreements and any and all proceeds of such Lien) on a fiduciary basis (treuhänderisch) for itself (including as joint-credit) and for the benefit of the Trustee and the Holders in accordance with the provisions of the Intercreditor Agreement; and

(ii)   in relation to each of the Swiss Security Agreements pursuant to which Liens of an accessory (akzessorische) nature is granted (each a “Swiss Accessory Security Agreements”), to hold and administer and, as the case may be, release and realize any such Lien (including any and all benefits in connection with any Swiss Accessory Security Agreements and any and all proceeds of such Lien) for itself (including as joint-creditor) and as direct representative (direkter Stellvertreter) in the name and on behalf of each of the Trustee and the Holders and each of the Trustee and the Holders authorizes the Notes Collateral Agent to act as its direct representative (direkter Stellvertreter) in relation to any and all matters in connection with such Swiss Accessory Security Agreements in accordance with the provisions of the Intercreditor Agreement.

The Notes Collateral Agent may perform any and all its duties and exercise its rights and powers under this paragraph (i) by or through any one or more co-agents, sub-agents or attorneys-in-fact (including the ABL Collateral Agent), and each Holder hereby irrevocably authorizes the Notes

Collateral Agent to appoint any such co-agent, sub-agent or attorney-in-fact (including the ABL Collateral Agent) for such purposes and confirms that the authority, rights, powers and protections afforded to the Notes Collateral Agent under this paragraph (i) shall apply equally to any such co-agent, sub-agent or attorney-in-fact (including the ABL Collateral Agent) so appointed.

Section 7.09.   Replacement of Trustee or Notes Collateral Agent.

(a)   A resignation or removal of the Trustee or the Notes Collateral Agent and appointment of a successor Trustee or a successor Notes Collateral Agent shall become effective only upon the successor Trustee’s or successor Notes Collateral Agent’s acceptance of appointment as provided in this Section 7.08. The Trustee or the Notes Collateral Agent may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Notes Collateral Agent by so notifying the Trustee, the Notes Collateral Agent and the Company in writing. The Company may remove the Trustee or the Notes Collateral Agent if:

(1)   in the case of the Trustee, the Trustee fails to comply with Section 7.11;

(2)   the Trustee or the Notes Collateral Agent, as the case may be, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Laws;

(3)   a receiver or public officer takes charge of the Trustee or the Notes Collateral Agent, as the case may be, or its property; or

(4)   the Trustee or the Notes Collateral Agent becomes incapable of acting as Trustee or Notes Collateral Agent, respectively, hereunder.

(b)   If the Trustee or the Notes Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Notes Collateral Agent for any reason, the Company shall promptly appoint a successor Trustee or a successor Notes Collateral Agent, as the case may be. Within one year after the successor Trustee or successor Notes Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee or the successor Notes Collateral Agent to replace it with another successor Trustee or another successor Notes Collateral Agent appointed by the Company.

(c)   If a successor Trustee or a successor Notes Collateral Agent does not take office within 30 days after the retiring Trustee or retiring Notes Collateral Agent resigns or is removed, the retiring Trustee or retiring Notes Collateral Agent (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Notes Collateral Agent, as the case may be.

(d)   If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)   A successor Trustee or successor Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or retiring Notes Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Trustee or retiring Notes Collateral Agent shall become effective, and the successor Trustee or successor Notes Collateral Agent shall have all the rights, powers and duties of the Trustee or the Notes Collateral Agent under this Indenture. The successor Trustee or successor Notes Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee or retiring Notes Collateral Agent shall promptly transfer all property held by it as Trustee or Notes Collateral Agent to the successor Trustee or successor Notes Collateral Agent; provided that all sums owing to the Trustee or the Notes Collateral Agent hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee or the Notes Collateral Agent pursuant to this Section 7.09, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or retiring Notes Collateral Agent.

(f)   As used in this Section 7.09, the term “Trustee” shall also include each Agent.

Section 7.10.   Successor by Merger, etc.

If the Trustee or the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity or national banking association, the successor entity or national banking association without any further act shall be the successor Trustee or successor Notes Collateral Agent.

Section 7.11.   Eligibility; Disqualification.

(a)   There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b)   This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.12.   Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.13.   Collateral Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver each of the Collateral Documents and each Intercreditor Agreement (including joinder agreements thereto) and any other Collateral Documents in which the Trustee and/or the Notes Collateral Agent, as applicable, is named as a party, including any Intercreditor Agreement or Collateral Documents executed on or after the Issue Date and any amendments, joinders or supplements to any Intercreditor Agreement or Collateral Document permitted by this Indenture. It is hereby acknowledged and agreed that, in so doing, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under the Intercreditor Agreements or any other Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.   Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and the Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02.   Legal Defeasance and Discharge.

(a)   Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)   the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2)   the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)   this Section 8.02.

(b)   Following the Company’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c)   If the Company exercises its Legal Defeasance option under this Section 8.02, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will be automatically released.

(d)   Subject to compliance with this Article 8, the Company may exercise its Legal Defeasance option under this Section 8.02 notwithstanding the prior exercise of its Covenant Defeasance option under Section 8.03.

Section 8.03.   Covenant Defeasance.

(a)   Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Sections 4.03, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17 and 4.20 and 5.01(a)(4) with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with Section 5.01(a)(4), Section 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(5) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8) (solely with respect to Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(9) and 6.01(a)(10), in each case, shall not constitute an Event of Default.

(b)   If the Company exercises its Covenant Defeasance option under this Section 8.03, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will be automatically released.

Section 8.04.   Conditions to Legal or Covenant Defeasance.

(a)   The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)   the Company must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)   in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(A)   the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B)   since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)   in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the ABL Facility, the 2026 Notes Indenture, the Second-Out Notes Indenture or any other material agreement or material instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)   [reserved];

(6)   the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (6) above).

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)   Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)   The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)   Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.   Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07.   Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.   Without Consent of Holders.

(a)   Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors (except that no existing Guarantor will be required to execute any amendment or supplement of this Indenture that solely relates to changes described in Section 9.01(a)(5)), the Trustee and the Notes Collateral Agent may amend this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements (subject to the terms of the Intercreditor Agreements) to:

(1)   cure any ambiguity, omission, defect or inconsistency;

(2)   provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements in accordance with Section 5.01;

(3)   provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes;

(4)   comply with the rules of any applicable Depositary;

(5)   add Guarantors with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

(6)   secure the Notes and the Note Guarantees;

(7)   to confirm and evidence the release, termination or discharge of any Lien securing the Notes or the Note Guarantees in accordance with the terms of this Indenture, the Collateral Documents or Intercreditor Agreements;

(8)   add covenants of the Company and its Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(9)   make any change that does not materially adversely affect the legal rights under this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements of any Holder;

(10)   comply with any requirement of the SEC in connection with any required qualification of this Indenture under the Trust Indenture Act;

(11)   evidence and provide for the acceptance of an appointment of a successor Trustee (provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture) or successor notes collateral agent;

(12)   conform the text of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements to any provision of the “Description of the Second-Out Notes” section of the Registration Statement;

(13)   make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(14)   to provide for the issuance of additional Notes in accordance with the terms of this Indenture;

(15)   to add Collateral with respect to any or all of the Notes and/or the Note Guarantees; or

(16)   to effect such amendment, restatement, supplement, modification, waiver or consent in respect of the First-Out Notes Indenture (or any replacement thereof) that shall apply automatically to this Indenture without the consent of any Holder in accordance with the First-Out/Second-Out Intercreditor Agreement or any applicable Intercreditor Agreement.

(b)   The Holders of the Notes will be deemed to have consented for purposes of the Collateral Documents and the applicable Intercreditor Agreements to any of the following amendments, waivers and other modifications to the Collateral Documents and the applicable Intercreditor Agreements:

(1)   (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Secured Indebtedness that is Incurred in compliance with the ABL Facility, this Indenture, the Second-Out Notes Indenture, and the Collateral Documents and (B) to establish the priority of the Liens on any Collateral securing such Secured Indebtedness under the applicable Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the ABL Facility, the First-Out Notes Indenture, the First-Out Notes, the guarantees of the First-Out Notes, this Indenture, the Notes and the Note Guarantees, and (C) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Facility permitted to be Incurred under this Indenture shall be senior to the Liens on such ABL Priority Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, and that the Liens on any Notes Priority Collateral securing any such Indebtedness shall be junior to the Liens on such Non- ABL Priority Collateral securing any Obligations under this Indenture, the Notes and the Note Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment or other modification; and all proceeds of the Collateral shall be payable to the Notes Collateral Agent and such representatives for any other Pari Passu Secured Indebtedness then outstanding on a pro rata basis based on the aggregate outstanding principal amount of Obligations under this Indenture and the Notes and under any other Pari Passu Secured Indebtedness then outstanding, all on the terms provided for in the applicable Intercreditor Agreement in effect immediately prior to such amendment;

(2)   to effectuate the release of assets included in the Collateral from the Liens securing the Notes in accordance with this Indenture or the Collateral Documents if those assets are (A) owned by a Guarantor and that Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture or (B) sold, transferred or otherwise disposed of in a transaction permitted or not otherwise prohibited by this Indenture;

(3)   to establish that the Liens on any Collateral securing any Indebtedness refinancing any Secured Indebtedness permitted to be Incurred in accordance with Section 4.09 shall rank pari passu with the Liens on such Collateral securing the Obligations under such replaced Secured Indebtedness and otherwise conform to the Lien priorities in any applicable Intercreditor Agreement;

(4)   upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Priority Collateral (in addition to the Notes Priority Collateral) shall secure the Obligations under this Indenture, the Notes and the Note Guarantees on the same basis as the Notes Priority Collateral pursuant to the Lien priorities in any applicable Intercreditor Agreement, subject to the terms of the applicable Intercreditor Agreements in effect immediately prior to such amendment or other modification;

(5)   (i) to add any junior lien secured parties, and the Notes Collateral Agent as senior lien secured party, to any junior lien Intercreditor Agreement and/or (ii) to add any second lien secured parties to any second lien Intercreditor Agreement;

(6)   in the case of any Collateral Document, to include therein any legend required to be set forth therein pursuant to any applicable Intercreditor Agreement, or to modify any such legend as required by such Intercreditor Agreement;

(7)   with respect to the Intercreditor Agreements then in effect or the Collateral Documents, as provided in the relevant Intercreditor Agreement or Collateral Document, as applicable;

(8)   to add Collateral with respect to any or all of the Notes and/or the Notes Guarantees; and

(9)   to provide for the succession of any parties to the Collateral Documents, or any applicable Intercreditor Agreement (and any amendments that are administrative or ministerial in nature that do not adversely affect the rights of the Holders in any material way), in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the definitive documentation governing Indebtedness permitted to be incurred under this Indenture or any other agreement that is permitted by this Indenture.

(c)   Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 13.04, the Trustee and the Notes Collateral Agent shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.   With Consent of Holders.

(a)   Except as provided in Section 9.01 and this Section 9.02 (and subject to the terms of the Intercreditor Agreements), the Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreements with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.09 and Section 2.10 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)   Upon the request of the Company, and upon delivery to the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 and Section 13.04, the Trustee and the Notes Collateral Agent shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case each of the Trustee and the Notes Collateral

Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)   It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance thereof.

(d)   After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders a notice briefly describing such amendment, supplement or waiver. However, any failure of the Company to send such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(e)   Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)   reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)   reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3)   reduce the principal of, or extend the Stated Maturity of, any Note;

(4)   waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)   reduce the premium payable upon the redemption or repurchase of any Note or change the date on which any Note may be redeemed or repurchased as described in Section 3.07, Section 4.15 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Change of Control”);

(6)   make any Note payable in a currency other than that stated in the Note;

(7)   amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8)   make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9)   modify the Note Guarantees in any manner materially adverse to the Holders.

(f)   In addition, and subject to Section 9.02(e)(10), without the consent of Holders of 66 2/3% in aggregate principal amount of the Notes outstanding, no amendment, supplement or waiver may (i) modify any Collateral Document or the provisions in this Indenture relating to the Notes dealing with the Collateral Documents in any manner, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all Collateral from the Liens securing the Notes other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements, (ii) modify or waive any of the Guarantor Release Protection Provisions, (iii) modify the Lien priority of the Notes or the Note Guarantees, or (iv) modify or change any provision of this Indenture, any Intercreditor Agreement or the Collateral Documents that adversely affects the ranking as to right of payment (it being understood that the “right of payment” here refers to contractual ranking) or payment priority of the Notes, except for (a) any “debtor-in-possession” facility (or similar financing under applicable law) or (b) any other Indebtedness for borrowed money so long as a bona fide opportunity to participate in such Indebtedness is offered ratably to all adversely affected Holders on a no less than pro rata basis (other than with respect to customary backstop or similar fees and expense reimbursement).

(g)   A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03.   Compliance with Trust Indenture Act.

Upon and after, but not before, the qualification of this Indenture under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04.   Revocation and Effect of Consents.

(a)   Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver that is effective in accordance with its terms and thereafter binds every Holder.

(b)   The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05.   Notation on or Exchange of Notes.

(a)   The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)   Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.   Trustee and Notes Collateral Agent to Sign Amendments, etc.

(a)   The Trustee or the Notes Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver to this Indenture authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as the case may be. In executing any amendment, supplement or waiver to this Indenture, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

(b)   The Notes Collateral Agent shall sign any amendment, supplement, consent or waiver authorized pursuant to any of the Collateral Documents or Intercreditor Agreements in accordance with the terms thereof (including, without limitation, without the further consent or agreement of the Holders if so provided in such Collateral Document or the Intercreditor Agreements or otherwise in accordance with Section 9.01(b) of this Indenture) if the amendment, supplement, consent or waiver does not adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent. In executing any amendment, supplement, consent or waiver to any of the Collateral Documents or the Intercreditor Agreements, the Notes Collateral Agent shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement, consent or waiver is authorized or permitted by the applicable Collateral Document and/or the Intercreditor Agreements, as the case may be, and complies with the provisions thereof.

ARTICLE 10

GUARANTEES

Section 10.01.   Guarantee.

(a)   Subject to this Article 10 and the Collateral and Guarantee Requirement, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders, the Trustee or the Notes Collateral Agent hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise collectively, the “Guaranteed Obligations.” Failing payment by the Company when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)   The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c)   Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)   If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)   Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)   Subject to Section 11.07(b), each Note Guarantee shall remain in full force and effect and continue to be effective should any petition or proceeding be filed by or against the Company or any Guarantor for liquidation or reorganization, should the Company or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver, trustee, interim receiver, monitor or other similar official be appointed for all or any significant part of the Company’s or any Guarantor’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer,” “transfer at undervalue” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)   In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)   Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(i)   The Note Guarantees will be secured by Liens, with the priority of such Liens conforming to the Lien priorities in any applicable Intercreditor Agreement, subject to Permitted Liens, on the Collateral of each applicable Guarantor (which Collateral will also secure the ABL Facility and the Second-Out Notes, with the priority of such Liens in each case conforming to the Lien priorities in any applicable Intercreditor Agreement).

Section 10.02.   Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a preference, fraudulent conveyance, fraudulent transfer or a transfer at undervalue for purposes of Bankruptcy Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Indenture, the Notes or any Note Guarantee (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

If any provision of this Indenture, the Notes, any Note Guarantee or other obligations arising pursuant to this Indenture would oblige any Canadian Guarantor to make any payment of interest or other amount payable to any Holder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Holder of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Holder of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Holder which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Holder shall have received an amount in excess of the maximum permitted by section 347 of the Criminal Code (Canada), the applicable Canadian Guarantor shall be entitled to obtain reimbursement from such Holder in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Holder to such Canadian Guarantor.

Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

In particular,

(a)   the enforcement of a Note Guarantee granted by any German Guarantor, of any security, of any joint and several liability and of any payment obligations under this Indenture or the other Note Documents (together, the “Enforcement of Claims”) are restricted if and to the extent (i) the enforcement proceeds of an Enforcement of Claims are applied in satisfaction of any liability of such German Guarantor’s direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock

Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any Subsidiary of the German Guarantor) and (ii) the Enforcement of Claims would cause the amount of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) Net Assets, as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begrundung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) or a violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:

(i)   the amount of any increase of the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital that has been effected after the date of this Agreement (or, if at a later point, the accession thereto by the relevant German Guarantor as a Guarantor) effected without prior written consent of the Trustee shall be deducted from the German GmbH Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) registered share capital;

(ii)   loans provided to the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) the Company or any of its Subsidiaries shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law at least into the rank pursuant to Section 39 para 2 of the German Insolvency Code (Insolvenzordnung);

(iii)   loans or other contractual financial liabilities incurred in violation of the provisions of the Note Documents shall be disregarded;

(iv)   assets of the German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s) shall be disregarded to the extent profits would be prohibited from distribution pursuant to section 268 paragraph (8) of the German Commercial Code (Handelsgesetzbuch); and

(v)   the amount of non-distributable assets according to section 253 paragraph (6) or section 272 paragraph (5) of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets.

(vi)   the costs of any Auditor’s Determination (as defined below) shall be taken into account in calculating the Net Assets.

In a situation where a Capital Impairment would occur in relation to a German GmbH Guarantor (or, in the case of a German GmbH & Co. KG Guarantor, its general partner) after the Enforcement of Claims, the German Guarantor shall without undue delay (but no later than eight (8) weeks after occurrence of such situation, unless an extension of such period is granted by the Trustee), to the extent legally permitted, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) where the relevant assets are shown in the balance sheet of the German Guarantor with a book value significantly lower than the market value of such assets (each such asset a “Relevant Asset”), unless such disposal would not be commercially justifiable. The relevant German Guarantor shall, within ten (10) Business Days upon receipt of a written request from the Trustee relating to any Relevant Asset which is not being sold pursuant to the preceding sentence, provide the Trustee with reasonably detailed information as to why it considers the sale of such Relevant Asset not to be commercially justifiable. In the latter case, the relevant German Guarantor and the Trustee will liaise with each other and the relevant German Guarantor shall use its reasonable efforts to make further attempts to dispose of such Relevant Asset on more beneficial terms and keep the Trustee informed about its progress on a continuous basis.

The limitation pursuant to this Section 10.02(a) shall apply, subject to the following requirements, if following a notice by a Secured Party that it intends to enforce any payment claim under the Note Guarantee granted by any German Guarantor, any security, any joint and several liability or any payment obligations under this Indenture or the other Note Documents, the German Guarantor notifies the relevant Secured Party (“Management Notification”) within 15 Business Days upon receipt of the relevant demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing an estimation of the net proceeds realization along with the calculations / information on which such estimate is based, or other measures undertaken in accordance with the mitigation provisions set out above). If the Management Notification is contested by the relevant Secured Party, the German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under this Note Guarantee or this Indenture would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsatze ordnungsmafiiger Buchfuhrung) based on the same principles and evaluation methods as consistently applied by the German Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The German Guarantor shall provide the Auditor’s Determination to the relevant Secured Party within twenty-five (25) Business Days from the date on which the relevant Secured Party contested the Management Notification in writing. The Auditor’s Determination shall be binding on the German Guarantor and the Secured Parties.

Notwithstanding the above, the provisions of this Section 10.02(a) shall not apply:

(i)   if the German Guarantor is party as dominated entity (beherrschtes Unternehmen) of a Domination Agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabfuhrungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG) with the entity whose liabilities are secured or shall be paid, unless the enforcement of payment claims under the Note Guarantee granted by any German Guarantor, of any security, of any joint and several liability or of any payment obligations under this Indenture or the other Note Documents would cause of violations of section;

(ii)   if the German Guarantor has a recourse right (Ruckgriffsanspruch) towards its direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig) at the time of the Enforcement of Claims; or to any amounts borrowed under the Note Documents to the extent the proceeds of such borrowing are on- lent to the German Guarantor or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the German Guarantor.

(iii)   if insolvency proceedings have been opened in relation to that German Guarantor;

(iv)   by law, changes in applicable law or applicable court rulings of the Federal Supreme Court the limitations set out in this Section 10.02(a) are not deemed to be longer required to protect the management of the German Guarantor; or

(v)   if the German Guarantor has not complied with its obligations under this Section 10.02(a).

(b)   Switzerland

(i)   Notwithstanding anything to the contrary in this Indenture or any other Notes Document, if and to the extent that a Swiss Guarantor becomes liable under this Indenture or any other Notes Document for obligations other than obligations of one of its direct or indirect Subsidiaries (i.e. obligations of its respective direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and if complying with such obligations would not be permitted under Swiss corporate law then applicable, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under applicable Swiss law; provided that such limited amount shall at no time be less than the relevant Swiss Guarantor’s distributable capital (presently being the balance sheet profits and any reserves available for distribution) at the time or times performance of the relevant obligations is due or requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release the relevant Swiss Guarantor from its obligations in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation.

(ii)   In case a Swiss Guarantor who must make a payment in respect of Restricted Obligations under this Indenture or any other Notes Document is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

(1)   procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(2)   if the notification procedure pursuant to sub-paragraph (1) above does not apply, deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (1) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

(3)   notify the Trustee that such notification, or as the case may be, deduction has been made and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration;

(4)   in the case of a deduction of Swiss Withholding Tax:

(A)   use its best efforts to ensure that any person other than a Holder which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (y) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (z) pay to the Trustee upon receipt any amounts so refunded;

and

(B)   if a Holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Trustee, shall provide the Trustee (on its behalf or on behalf of any Holder) those documents that are required by law and applicable tax treaties to be provided by the payer of such tax, for each relevant Holder, to prepare a claim for refund of Swiss Withholding Tax.

(iii)   If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with Section 10.02(b)(ii) above, the Trustee shall be entitled to further enforce the Swiss Guarantor’s obligations and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements shall always be limited to the maximum amount of the freely distributable reserves of such Swiss Guarantor as set out in paragraph (i) above.

(iv)   If and to the extent requested by the Trustee and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Trustee and the Holders to obtain a maximum benefit under this Indenture or any other Notes Document, as applicable, the relevant Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Indenture or any other Notes Document shall procure that such Swiss Guarantor will, promptly implement all such measures and/or to promptly procure the fulfilment of all prerequisites allowing the prompt fulfilment of the Swiss Guarantor’s obligations and allowing the relevant Swiss Guarantor to promptly perform its obligations and make the (requested) payment(s) hereunder from time to time, including the following:

(1)   preparation of an up-to-date audited balance sheet of the relevant Swiss Guarantor;

(2)   confirmation of the auditors of the relevant Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable capital of such Swiss Guarantor;

(3)   approval by a shareholders meeting of the relevant Swiss Guarantor of the capital distribution;

(4)   if the enforcement of Restricted Obligations would be limited due to the effects referred to in this clause, then the relevant Swiss Guarantor shall to the extent permitted by applicable law write up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the relevant Swiss Guarantor’s business (nicht betriebsnotwendig); and

(5)   all such other measures necessary or useful to allow payment under the Swiss Guarantor’s obligations and to allow the relevant Swiss Guarantor to make the payments and perform the obligations agreed hereunder with a minimum of limitations.

Section 10.03.   Execution and Delivery.

(a)   To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)   Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)   If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d)   The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)   If required by Section 4.11, the Company shall cause any newly created or acquired Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04.   Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

Section 10.05.   Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the Guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06.   Release of Note Guarantees.

(a)   A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1)  (A)  any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of this Indenture;

(B)   [reserved];

(C)   [reserved];

(D)   the consent of the Holders in accordance with Article 9;

(E)   the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8;

(F)   the satisfaction and discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture;

(G)   such Guarantor becoming an Excluded Subsidiary under the definition of “Excluded Subsidiary”; provided that no Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto; or

(H)   the release, discharge or termination of the guarantee by or direct obligations of such Guarantor under the First-Out Notes Indenture, the ABL Credit Agreement, or in each case, any replacement thereof; and

(2)   in the case of clauses (a)(1)(A), (D), (E), (F), (G) and (H) only, the Company delivering to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release have been complied with.

(b)   At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release and discharge in respect of the applicable Guarantee.

(c)   In the event that any released Guarantor (in the case of Section 10.06(a)(1)) thereafter borrows money or Guarantees any other Indebtedness for borrowed money of the Company or any Guarantor, the terms of the consent described in Section 10.06(a)(1) may provide that such former Guarantor shall again provide a Note Guarantee if required pursuant to Section 4.11.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01.   Collateral.

(a)   The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.07, and the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, shall be secured, to the maximum extent permitted by law, as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes and the Note Guarantees, subject to the terms of the Intercreditor Agreements. The Holders, by accepting a Note, are deemed to hereby appoint Wilmington Trust, National Association, as the initial Notes Collateral Agent and the Notes Collateral Agent is hereby authorized and directed to execute and deliver the Collateral Documents and the Intercreditor Agreements. The Company and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral in trust (or, as the case may be, as direct representative or as creditor in respect of the Parallel Debt) for the benefit of all of the Holders, the Trustee and the Notes Collateral Agent, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements.

(b)   Each Holder, by its acceptance of any Notes and the Note Guarantees, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreements (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements on the Issue Date, and any Collateral Documents at any time after the Issue

Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. In the event of conflict between an Intercreditor Agreement, any of the other Collateral Documents and this Indenture, the applicable Intercreditor Agreement shall control. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by Section 11.04(a), to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

(c)   The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledge that, as more fully set forth in the Collateral Documents and the Intercreditor Agreements, the Collateral as now or hereafter constituted shall be held for the benefit of the Notes Collateral Agent, all the Holders and the Trustee, and that the Liens granted on the Collateral pursuant to the Collateral Documents are subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreements and actions that may be taken thereunder. Prior to the discharge of the ABL Obligations, to the extent that the ABL Collateral Agent is satisfied with or agrees to any deliveries or documents required to be provided in respect of any matters relating to the ABL Priority Collateral or makes any determination in respect of any matters relating to the ABL Priority Collateral, including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including in connection with assets acquired, or Subsidiaries formed or acquired, after the Issue Date and including with respect to any time periods described in the immediately preceding paragraph), the Notes Collateral Agent shall be deemed to be satisfied with such deliveries, extensions or waivers, and/or documents and the judgment of the ABL Collateral Agent in respect of any such matters under the ABL Facility will be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under this Indenture and the Collateral Documents.

(d)   Without limiting the powers of the Notes Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Holders hereby irrevocably appoints and authorizes the Notes Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Notes Collateral Agent, to act as the hypothecary representative of the present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec and applicable law. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Trustee and the Notes Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Holders. Any person who becomes a Holder in accordance with the terms of this Indenture be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Holder, all actions taken by the Attorney in such capacity. The substitution of the Notes Collateral Agent pursuant to the provisions of Article 7 also constitute the substitution of the Attorney.

(e)   By its acceptance of any Notes and the Note Guarantees, each Holder directs the Notes Collateral Agent to enter into the ABL Intercreditor Agreement in its capacity as First-Out Notes Collateral Agent (as defined in the ABL Intercreditor Agreement) on behalf of each Holder.

Section 11.02.   Maintenance of Collateral.

The Company and the Guarantors shall (a) maintain all property that is material to the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; (b) pay or cause to be paid all taxes required to have been paid by it (including in its capacity as withholding agent), except (i) any taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Company or such Guarantor has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

The Company and its Subsidiaries shall maintain, with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, product liability and product recall insurance) as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 11.03.   Impairment of Collateral.

Subject to the rights of the holders of any senior Liens and Section 11.07, the Company shall not, and shall not permit any of the Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Notes Collateral Agent and the Holders, unless such action or failure to take action is otherwise permitted by this Indenture, the Intercreditor Agreements or the Collateral Documents.

Section 11.04.   Further Assurances.

(a)   On and after the Issue Date, and subject to the Intercreditor Agreements, the Company shall and shall cause each Guarantor (subject to the Collateral and Guarantee Requirement), at their sole expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions which may be necessary, including those the Notes Collateral Agent may from time to time reasonably request (it being understood that the Notes Collateral Agent is under no obligation or duty to make such request), to create, better assure, preserve, protect, defend and perfect the security interests in the United States and the Specified Jurisdictions and the rights and remedies created under the Collateral Documents for the benefit of the Trustee, the Notes Collateral Agent and the Holders (subject to Permitted Liens).

(b)   On and after the Issue Date, with respect to any property (other than Excluded Property) of the Company or any Guarantors as to which the Notes Collateral Agent, for the benefit of the Holders, does not have a perfected Lien, the Company shall and shall cause the applicable Guarantor to promptly (i) execute and deliver to the Notes Collateral Agent such amendments to the Collateral Documents or such other documents as the Notes Collateral Agent deems reasonably necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Holders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Notes Collateral Agent, for the benefit of the Holders, a perfected first-priority security interest (subject to Liens permitted under Section 4.10) in such property, including the filing of Uniform Commercial Code and PPSA financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Notes Collateral Agent.

(c)   On and after the Issue Date, with respect to any Subsidiary created or acquired by the Company or any Guarantor, within 30 days of such Person becoming a Subsidiary (or such later date as agreed by the Notes Collateral Agent), (i) the Company shall take all actions (if any) to cause such Subsidiary (other than an Excluded Subsidiary) to comply with the Collateral and Guarantee Requirement, (ii) the Company shall, or shall cause the applicable Guarantor to, execute and deliver to the Notes Collateral Agent such amendments to the Collateral Documents as are necessary or advisable, or as the Notes Collateral Agent may reasonably request to grant to the Notes Collateral Agent, for the benefit of the Holders, a perfected first-priority security interest (subject to Liens permitted under Section 4.10) in the Capital Stock of such new Subsidiary that is owned by the Company or any Guarantor except to the extent such Capital Stock constitutes an Excluded Property, and (iii) except to the extent constituting Excluded Property, if such Capital Stock is certificated, deliver to the Notes Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Guarantor, as applicable.

Section 11.05.   After-Acquired Property.

Subject to the applicable limitations and exceptions set forth in the Collateral Documents and this Indenture (including with respect to Excluded Property), from and after the Issue Date, if the Company or any Guarantor acquires any After-Acquired Property or if any new Subsidiary becomes a Guarantor, the Company or such Guarantor shall promptly (i) grant a first-priority perfected security interest (subject to Permitted Liens and the terms of the Intercreditor Agreements) upon any such property, as security for the Notes and the Note Guarantees and (ii) execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates as shall be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property or in the Collateral of such Guarantor and to have such After-Acquired Property or such Collateral (but subject to the applicable limitations and exceptions set forth in the Collateral Documents and this Indenture) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property or Collateral to the same extent and with the same force and effect.

Section 11.06.   Real Estate Mortgages and Filings.

(a)   With respect to any Material Real Property owned by the Company or a Guarantor in the United States on the Issue Date or acquired by the Company or a Guarantor in the United States after the Issue Date that forms a part of the Collateral (individually and collectively, the “Premises”), by the Issue Date or within thirty (30) days following the date of acquisition (which period may be extended in the reasonable good faith determination of the Company), as applicable:

(1)   The Company or such Guarantor shall deliver to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders, counterparts of each Mortgage with respect to each such Premises, in accordance with the requirements of this Indenture and/or the Collateral Documents, duly executed by the Company or such Guarantor, suitable for recording in all recording offices, with such terms that are necessary to create a valid and enforceable mortgage lien (and to perfect such lien) at the time of recordation thereof, with the priority required by this Indenture, the Collateral Documents and the Intercreditor Agreements;

(2)   The Notes Collateral Agent shall have received a mortgagee’s title insurance policy insuring (or committing to insure) in favor of the Notes Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgage, to insure that the interest created by such Mortgage constitutes valid mortgage liens on the applicable Premises, with the priority required by this Indenture, the Collateral

Documents and the Intercreditor Agreements, free and clear of all Liens, defects and encumbrances, other than Permitted Liens. Any such title policy shall be in amounts equal to the estimated Fair Market Value of the Premises covered thereby, and such policies shall also include, to the extent available, all such customary endorsements and reinsurance as are available in the applicable jurisdiction which are available at commercially reasonable rates in the jurisdiction where the applicable Premises is located; and

(3)   The Company or the Guarantors shall deliver to the Notes Collateral Agent with respect to such Premises, surveys of each Premises, local counsel opinions, along with such other documents, instruments, certificates and agreements, and any other documents necessary to comply with Section 11.06(a) and (b).

Section 11.07.   Release of Liens on the Collateral.

(a)   Collateral may be released from the Lien and security interest created by the Collateral Documents at any time and from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Collateral Documents, the Intercreditor Agreements and this Indenture, the Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Obligations under this Indenture under any one or more of the following circumstances:

(1)   to enable the Company and/or one or more Guarantors to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not the Company or a Subsidiary of the Company) to the extent permitted by Section 4.16;

(2)   in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;

(3)   with respect to any Collateral that is or becomes an “Excluded Property,” upon it becoming an Excluded Property;

(4)   in connection with any enforcement action taken by an Authorized Representative in accordance with the terms of the Intercreditor Agreements or the Collateral Documents; or

(5)   as described under Article 9 hereof.

(b)   The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees:

(1)   in whole, upon payment in full of the principal of, accrued and unpaid interest, including premium, if any, on the Notes;

(2)   in whole, upon satisfaction and discharge of this Indenture;

(3)   in whole, upon a Legal Defeasance or Covenant Defeasance as set forth under Article 8;

(4)   in whole or in part, in accordance with the applicable provisions of the Collateral Documents, the Intercreditor Agreements and this Indenture;

(5)   in respect of all or substantially all of the Collateral, with the consent of Holders holding 66 2/3% of the aggregate principal amount of outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

(6)   with respect to assets of a Guarantor upon release of such Guarantor from its Note Guarantee pursuant to the terms hereof;

(7)   to enable the disposition of property or other assets that constitute Collateral to the extent not prohibited under Section 4.16; and

(8)   upon such property or other asset being released in respect of the Liens securing the Obligations under the First-Out Notes, the ABL Credit Agreement, or in each case, any replacement thereof;

provided that, in the case of any release in whole pursuant to clauses (1), (2), (3) and (4) of this Section 11.07(b), all amounts owing to the Trustee and the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantee, the Collateral Documents and the Intercreditor Agreements have been paid prior to such release.

(c)   [Reserved].

(d)   [Reserved].

(e)   The Company and each Guarantor will furnish to the Trustee and the Notes Collateral Agent, prior to each proposed release of Collateral pursuant to this Indenture (other than pursuant to Section 11.07(a) or 11.07(b)(4) or (5)) or pursuant to the Collateral Documents:

(1)   an Officer’s Certificate requesting any such release, filing or other action without recourse, warranty or representation of any kind (express or implied); and

(2)   an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture, the Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been complied with and that it is permitted for the Trustee and/or the Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company.

(f)   Upon compliance by the Company and each Guarantor, as the case may be, with the conditions precedent for any release of Collateral as set forth above, and if required by this Indenture upon delivery by the Company or the Guarantors to the Trustee an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Notes Collateral Agent shall, at the Company’s expense, promptly cause to be released and reconveyed to the Company or the relevant Guarantors, as the case may be, the released Collateral, and take, at the Company’s expense, all other actions reasonably requested by the Company in connection therewith. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such

Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 11.08.   Information Regarding Collateral.

The Company will furnish to the Notes Collateral Agent, with respect to the Company or any Guarantor, promptly (and in any event within 30 days of such change or such longer period as then permitted under the facility (for the purposes of this paragraph, the “controlling facility”) governing that series of Indebtedness for which the “controlling” collateral agent for any applicable Intercreditor Agreement acts as “collateral agent”) written notice of any change in such Person’s (1) corporate or organization name, (2) jurisdiction of organization or formation or the location of its registered office, principal place of business or chief executive office, (3) identity or corporate structure or (4) organizational identification number. The Company and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within 30 days following such change (or such longer period as then permitted under the controlling facility) or within any applicable statutory period, under the Uniform Commercial Code and any other applicable laws that are required in the Collateral Documents in order for the Collateral to be made subject to the Lien of the Notes Collateral Agent under the Collateral Documents in the manner and to the extent required by this Indenture or any of the Collateral Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Collateral Documents. The Company also agrees promptly to notify the Notes Collateral Agent in writing if any material portion of the Collateral is damaged, destroyed or condemned in a manner which would reasonably be expected to have a material adverse effect.

Section 11.09.   Collateral Documents and Intercreditor Agreements.

The provisions in this Indenture relating to Collateral are subject to the provisions of the Collateral Documents and the Intercreditor Agreements. The Company, the Guarantors, the Trustee, the Notes Collateral Agent and, by their acceptance of the Notes, the Holders acknowledge and agree to be bound by the provisions of the Collateral Documents and the Intercreditor Agreements.

Section 11.10.   Suits to Protect the Collateral.

Subject to the provisions of Article 7, the Collateral Documents and the Intercreditor Agreements, the Trustee may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)   enforce any of the terms of the Collateral Documents; and hereunder.

(b)   collect and receive any and all amounts payable in respect of the Obligations.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by an acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.10 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 11.11. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.12.   Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 11.13.   Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01.   Satisfaction and Discharge.

(a)   This Indenture will be discharged, and will cease to be of further effect as to all Notes and Note Guarantees issued hereunder, when either:

(1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company) have been delivered to the Trustee for cancellation; or

(2)   (A)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B)   no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C)   the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Indenture; and

(D)   the Company has delivered irrevocable instructions to the Trustee and the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)   In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 12.01(a)(2)(A), the provisions of Section 12.02 and Section 8.06 shall survive.

Section 12.02.   Application of Trust Money.

(a)   Subject to the provisions of the Intercreditor Agreements and Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)   If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 13

MISCELLANEOUS

Section 13.01.   Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c) in respect of Sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to Section 1.04, the imposed duties shall control upon and after, but not before, the qualification of this Indenture under the Trust Indenture Act.

Section 13.02.   Notices.

(a)   Any notice or communication to the Company, any Guarantor, the Trustee or the Notes Collateral Agent is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by electronic transmission, to its address set forth below:

if to the Company or any Guarantor:

Fossil Group, Inc.

901 S. Central Expressway

Richardson, Texas 75080

Attention: Randy Hyne, Chief Legal Officer

if to the Trustee or the Notes Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: 612-217-5651

Attention: Fossil Group, Inc. Administrator

The Company, any Guarantor, the Trustee or the Notes Collateral Agent, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)   All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by electronic transmission; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

(c)   Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)   Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee and the Notes Collateral Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)   Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the Applicable Procedures, if any, prescribed for the giving of such notice.

(f)   [Reserved].

(g)   The Trustee and the Notes Collateral Agent agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee and the Notes Collateral Agent in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee and the Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(h)   If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(i)   If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.

Section 13.03.   Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.04.   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent:

(a)   an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)   an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C.

Section 13.05.   Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07 or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a)   a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)   a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)   a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06.   Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees, Members, Partners and Shareholders.

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08.   Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09.   Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND HOLDERS, BY THEIR ACCEPTANCE OF NOTES, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10.   Force Majeure.

In no event shall either the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, earthquakes, fires, floods, epidemics or pandemics, accidents, labor disputes, nuclear or natural catastrophes or acts of God, acts of civil or military authority or governmental actions, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) or communications services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.11.   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12.   Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 13.13.   Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14.   Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.15.   Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16.   PDF Delivery of Signature Pages.

The exchange of copies of this Indenture and of signature pages by portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.17.   U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.18.   Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 13.19.   [Reserved].

Section 13.20.   Parallel Debt; Parallel Debt Owed to the Notes Collateral Agent.

This Section 13.20 is included in this Indenture solely for the purpose of ensuring the validity and effect of certain security rights governed by the laws of the Netherlands and Germany granted or to be granted pursuant to the applicable Collateral Documents and, for the avoidance of doubt, shall not limit the rights and remedies provided to the Trustee or the Notes Collateral Agent by the other provisions hereof and the provisions of the other Note Documents.

(a)   Each of the Note Parties hereby irrevocably and unconditionally undertakes to pay to the Notes Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Note Party to any Secured Party under any Note Document as and when those amounts are due for payment under the relevant Note Document (each such payment undertaking of a Note Party in relation to any individual Secured Party, a “Parallel Debt Undertaking”, and all Parallel Debt Undertakings of each Note Party taken together, its “Parallel Debt”).

(b)   Each of the Note Parties and the Notes Collateral Agent acknowledge that the obligations of each Note Party under any Parallel Debt Undertaking are several and are separate and independent from, and shall not in any way limit or affect, the obligations of that Note Party to that relevant Secured Party under any Note Document that corresponds to the relevant Parallel Debt Undertaking (its “Corresponding Debt”) nor shall the amounts for which each Note Party is liable under any Parallel Debt Undertaking be limited or affected in any way by its Corresponding Debt provided that:

(1)   the Notes Collateral Agent shall not demand payment with regard to the Parallel Debt Undertaking of a Note Party to the extent that the relevant Holder’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(2)   a Secured Party shall not demand payment with regard to the Corresponding Debt of a Note Party to the extent that such Note Party’s Parallel Debt Undertaking has been irrevocably paid or (in the case of guarantee obligations) discharged.

(3)   each Parallel Debt Undertaking shall cover, in an anticipatory manner as to its scope, any future changes in the relevant Corresponding Debt, in particular any such changes resulting from any future increase of any loan or note facility, any future extension of the agreed maturity thereof or any future change of the interest rate charged thereunder;

(4)   the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations) and the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

(5)   each Parallel Debt Undertaking shall be due and payable at any time from the date of this Indenture in an amount which equals the amount and currency or currencies of the relevant Corresponding Debt that is due and payable at the same time as the relevant Corresponding Debt; and

(6)   each Parallel Debt Undertaking shall remain effective notwithstanding any transfer or assumption of its Corresponding Debt in whole or in part to or by any third party, irrespective of whether any such transfer or assumption is effected by way of assignment or assignment and transfer by way of assumption of contract or otherwise.

(c)   The Notes Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral under the Collateral Documents granted under the Note Documents to the Notes Collateral Agent to secure the Parallel Debt Undertakings is granted to the Notes Collateral Agent in its capacity as creditor of each Parallel Debt Undertaking and shall not be held on trust.

(d)   All monies received or recovered by the Notes Collateral Agent pursuant to this Section 13.20, and all amounts received or recovered by the Notes Collateral Agent from or by the enforcement of any collateral under the Collateral Documents granted to secure any Parallel Debt Undertaking, shall be applied in accordance with this Indenture.

(e)   Without limiting or affecting the Notes Collateral Agent’s rights against the Note Parties (whether under this Section 13.20 or under any other provision of the Note Documents), each Holder acknowledges that:

(1)   nothing in this Section 13.20 shall impose any obligation on the Notes Collateral Agent to advance any sum to any Holder or otherwise under any Note Document, except in its capacity as lender;

(2)   for the purpose of any vote taken under any Note Document, the Notes Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender; and

(3)   for purposes of any Dutch Security Agreement, any resignation by the Notes Collateral Agent is not effective with respect to its rights under the Parallel Debt until all rights and obligations under the Parallel Debt have been assigned to and assumed by the successor agent appointed in accordance with this Indenture.

(f)   The Notes Collateral Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debt to a successor agent in accordance with this Indenture and will reasonably cooperate in transferring all rights and obligations under any Collateral Document to such successor agent. All parties to this Indenture hereby, in advance, irrevocably grant their cooperation (medewerking) to such transfers of rights and obligations by the Notes Collateral Agent to a successor agent in accordance with this Indenture.

Section 13.21.   Judgment Currency.

(a)   If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Trustee could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b)   The obligation of the Note Parties in respect of any sum due from them to the Trustee or any Holder hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Indenture (the “Indenture Currency”), be discharged only to the extent that on the Business Day following receipt by the Trustee of any sum adjudged to be so due in the Indenture Currency the Trustee may in accordance with normal banking procedures purchase the Indenture Currency with the Judgment Currency; if the amount of Indenture Currency so purchased is less than the sum originally due to the Trustee in the applicable agreement currency, the Note Parties agree notwithstanding any such judgment to indemnify the Trustee against such loss, and if the amount of the Indenture Currency so purchased exceeds the sum originally due to the Trustee, the Trustee agrees to remit to the Note Parties such excess.

[Signatures on following page]

FOSSIL GROUP, INC.

By:	/s/ Randy Greben
Name: Randy Greben
Title: Chief Financial Officer

FOSSIL GLOBAL HOLDINGS, INC.

By:	/s/ Randy Greben
Name: Randy Greben
Title: President

FOSSIL CANADA INC. FOSSIL INTERMEDIATE, INC. FOSSIL STORES I, INC.

By:	/s/ Randy Greben
Name: Randy Greben
Title: Treasurer

FOSSIL TRUST

By:	/s/ Randy Greben
Name: Randy Greben
Title: Treasurer and Trustee

[Signature Page to Second-Out Notes Indenture]

FOSSIL PARTNERS, L.P. By: Fossil Group, Inc., its General Partner

By:	/s/ Randy Greben
Name: Randy Greben
Title: Chief Financial Officer

[Signature Page to Second-Out Notes Indenture]

FOSSIL (EUROPE) GMBH

By:	/s/ Anna Studzinska
Name: Anna Studzinska
Title: Managing Director

[Signature Page to Second-Out Notes Indenture]

FOSSIL (UK) LIMITED FOSSIL (UK) HOLDINGS LIMITED

By:	/s/ Sharon Dean
Name: Sharon L. Dean
Title: Managing Director

FOSSIL EUROPE B.V.

By:	/s/ Sharon Dean
Name: Sharon L. Dean
Title: Managing Director

By:	/s/ Maurice Hendrix
Name: Maurice Hendrix
Title: Managing Director

FOSSIL GROUP EUROPE GMBH SWISS TECHNOLOGY HOLDING GMBH

By:	/s/ Sharon Dean
Name: Sharon L. Dean
Title: Managing Director

By:	/s/ Maurice Hendrix
Name: Maurice Hendrix
Title: Managing Director

[Signature Page to Second-Out Notes Indenture]

WILIMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page to Second-Out Notes Indenture]

APPENDIX A

PROVISIONS RELATING TO NOTES

Section 1.1   Definitions.

(a)  Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” means, with respect to any Note, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“United States” means the United States of America.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)  Other Definitions.

Term	Defined in Section

“Agent Members”	2.1(b)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(a)
“Global Notes Legend”	2.2(e)

Appendix A-1

Term	Defined in Section

“IAI Global Note”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(d)
“Rule 144A Global Note”	2.1(a)
“Rule 144A Notes”	2.1(a)

Section 2.1   Form and Dating

(a)   Global Notes.

If Additional Notes are issued pursuant to a private placement exempted from registration under the Securities Act pursuant to Section 4(a)(2) thereof, the initial purchasers of such Notes may choose to initially hold them in the form of Notes that may be (i) transferred to and held by “qualified institutional buyers” (as defined in Rule 144) (the “Rule 144A Notes”) or (ii) transferred to and held by a Person that is not a U.S. person in offshore transactions pursuant to Regulation S (the “Regulation S Notes”).

Rule 144A Notes shall be issued initially in the form of one or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend (collectively, the “Rule 144A Global Note”).

Regulation S Notes shall be issued initially in the form of one or more global Notes in fully registered form without interest coupons bearing the Global Notes Legend, the Restricted Notes Legend and the Regulation S Global Notes Legend (collectively, the “Regulation S Global Note”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by participants through Euroclear or Clearstream.

Unrestricted Global Notes shall be issued in the form of one or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend (collectively, the “Unrestricted Global Note”).

One or more global Notes in definitive fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend (collectively, the “IAI Global Note”)

Each of the Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.”

Global Notes issued on the Issue Date shall be deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture, including, in the case of the IAI Global Note to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.

Appendix A-2

Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests and Transfers of Principal in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 of this Indenture and Section 2.2(c) of this Appendix A.

(b)   Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and 3 of this Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c)   Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2    Transfer and Exchange.

(a)   Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)   to register the transfer of such Definitive Notes; or

(ii)   to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)   shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

Appendix A-3

(2)   in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b)   Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i)   a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii)   written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and, upon receipt of a written order of the Company signed by an Officer of the Company, the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c)   Transfer and Exchange of Global Notes.

(i)   The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)   If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the

Appendix A-4

Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)   Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)   Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i)   Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii)   During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii)   Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv)   Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

Appendix A-5

(v)   If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(vi)   In the case of a Global Note, so long as such Notes are registered in the name of the Depositary or the Trustee, (a) the holders of beneficial interests in the Notes evidenced thereby shall have no rights under the Notes with respect to such Notes held on their behalf by the Depositary or the Trustee, as the case may be, and (b) the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Notes for all purposes whatsoever, except, in each case, to the extent set forth herein. Accordingly, any such owner’s beneficial interest in the Global Notes will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or the Agent Members, and neither the Company nor the Trustee shall have any responsibility with respect to such records maintained by the Depositary or the Agent Members. Notwithstanding the foregoing, nothing herein shall (i) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (ii) impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a holder of a beneficial interest in any Global Note. Except as otherwise may be provided in this Indenture, the rights of beneficial owners in a Global Note shall be exercised through the Depositary subject to the Applicable Procedures of the Depositary. Any holder of any Global Note shall, by acceptance of such Global Note, agree that (x) ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form and (y) the transfer and exchange of Global Notes or beneficial interests therein shall be effected through the book-entry system maintained by the Depositary, in accordance with this Indenture and the Notes and the procedures of the Depositary therefor.

(e)   Legends.

(i)   Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes (other than the Unrestricted Global Note) and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof but other than any Unrestricted Definitive Note) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO FOSSIL GROUP, INC. (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT

Appendix A-6

PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Regulation S Global Note shall bear the following additional legend (the “Regulation S Global Notes Legend”):

Appendix A-7

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note, if applicable, shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY (A) “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) WHICH IS SUBJECT TO TITLE I OF ERISA, (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT DESCRIBED IN SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), WHICH IS SUBJECT TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 4975 OF THE CODE OR ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA, ANY SIMILAR LAWS OR OTHERWISE, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER TITLE I OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii)   Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii)   After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a shelf registration statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(iv)   Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)   Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred

Appendix A-8

in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g)   Obligations with Respect to Transfers and Exchanges of Notes.

(i)   To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request

(ii)   No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.08 of this Indenture), but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 4.15, 4.16 and 9.05 of this Indenture).

(iii)   Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)   All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)   In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the resale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h)   No Obligation of the Trustee.

(i)   The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon

Appendix A-9

information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)   The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3   Definitive Notes.

(a)   A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee.

(b)   Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $1.00 and integral multiples of $1.00 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c)   The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)   In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-10

APPENDIX B

POST-CLOSING MATTERS

1.

The Note Parties shall deliver, (or cause to be delivered) to the Collateral Agent duly executed Control Agreements or evidence of other control arrangements as required by clause (a) of the definition of Collateral and Guarantee Requirement.

Appendix B-1

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Regulation S Global Notes Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

Exhibit A-1

[CUSIP [    ]

ISIN [    ]1]2

[RULE 144A][REGULATION S][IAI][GLOBAL]

7.500% Second-Out Second Lien Secured Senior Notes due 2029

No. [RA- ] [RS- ] [RIAI- ] [U- ] [Up to]3 [$ ]

FOSSIL GROUP, INC.

promises to pay to [●]4 [    ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests and Transfers of Principal in the Global Note attached hereto]5 [of $     (     Dollars)]6 on June 30, 2029.

Interest Payment Dates: March 15, June 15, September 15, and December 15

Record Dates: March 1, June 1, September 1, and December 1

1	Rule 144A Note CUSIP:	[●]
	Rule 144A Note ISIN:	[●]
	Regulation S Note CUSIP:	[●]
	Regulation S Note ISIN:	[●]
	IAI Note CUSIP:	[●]
	IAI Note ISIN:	[●]
	Unrestricted Note CUSIP:	[●]
	Unrestricted Note ISIN:	[●]

2	Include in Global Notes

3	Include in Global Notes.

4	Include in Global Notes

5	Include in Global Notes

6	Include in Definitive Notes

Exhibit A-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

FOSSIL GROUP, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Title: Authorized Signatory

Dated:

Exhibit A-3

[Reverse Side of Note]

7.500% Second-Out Second Lien Secured Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.   INTEREST. Fossil Group, Inc., a Delaware corporation (the “Company”), promises to pay interest (subject to paragraph 2 of this Section 1) on the principal amount of this Note at 7.500% per annum until but excluding maturity. The Company shall pay interest quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, beginning on March 15, 2026 (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date; provided that the first Interest Payment Date shall be March 15, 2026. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Laws) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Laws) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.   METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on March 1, June 1, September 1, and December 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. Principal, premium, if any, and cash interest (in accordance with the terms hereof) on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of cash interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that, in the case of all cash payments, payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and cash interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such cash payments shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3.   PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4.   INDENTURE. The Company issued the Notes under a Senior Secured Notes Indenture, dated as of [___] (as amended or supplemented from time to time, the “Indenture”), among Fossil Group, Inc., the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 7.500% Second-Out Second Lien Secured Senior Notes due 2029. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the

Exhibit A-4

meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.   REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.   DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.   PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.   AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.   DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.   AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual, electronic or facsimile signature of the Trustee.

11.   GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE GUARANTORS HEREBY IRREVOCABLY SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE NON- EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.   CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN

Exhibit A-5

numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

14.   SECURITY. The Notes and the Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements, and to perform its obligations thereunder in accordance therewith.

15.   INTERCREDITOR AGREEMENTS. Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the Holder hereof are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Note, the terms of the applicable Intercreditor Agreement shall govern and control.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Fossil Group, Inc.

901 S. Central Expressway

Richardson, Texas 75080

Attention: Randy Hyne, Chief Legal Officer

Exhibit A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint            to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature Guarantee*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-7

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $     principal amount of Notes held in (check applicable space)

☐ book-entry or      ☐ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐

to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 under the Securities Act; or

(8)	☐	pursuant to another available exemption from registration under the Securities Act.

Exhibit A-8

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Signature of Signature Guarantee*

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

NOTICE: To be executed by an executive officer

Name:

Title:

Signature Guarantee*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE, PURSUANT TO SECTION 2.2(D)(III) OF APPENDIX A TO THE INDENTURE

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Date:

Your Signature:

Exhibit A-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

☐ Section 4.15 ☐ Section 4.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$    (integral multiples of $1.00,

provided that the unpurchased portion must be in a minimum principal amount of $1.00)

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.:

Signature Guarantee*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

SCHEDULE OF EXCHANGES OF INTERESTS AND TRANSFERS

OF PRINCIPAL IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or Increase	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory or Trustee, Depositary or Custodian

Exhibit A-12

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

Fossil Group, Inc.

901 S. Central Expressway

Richardson, Texas 75080

Attention: Randy Hyne, Chief Legal Officer

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[    ] principal amount of the 7.500% Second-Out Second Lien Secured Senior Notes due 2029 (the “Notes”) of Fossil Group, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.   We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor”, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.   We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) of the Restricted Notes Legend, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

Exhibit B-1

TRANSFEREE

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [    ] [ ], 20[  ], among Fossil Group, Inc., a Delaware corporation (the “Company”), [      ] (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture dated as of [___] (as may be further amended from time to time, the “Indenture”), providing for the issuance of 7.500% Second-Out Second Lien Secured Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.   Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.   Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 12 thereof.

3.   Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.   Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

5.   Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Exhibit C-1

6.   The Trustee and Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

7.   Guarantee Limitations Language. [To be inserted if applicable based on jurisdiction].

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FOSSIL GROUP, INC.

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

Exhibit C-2